                           SALE AND PURCHASE AGREEMENT

                                     between

                            AMPAL REALTY CORPORATION

                                   as "Seller"


                                       and

                                 SECOND 800 LLC

                                 as "Purchaser"



                          Date: As of November __, 2000



                                    Premises:
                                    --------
                                Unit 1 and Unit 2
                                800 Second Avenue
                               New York, New York

                                                                    Exhibit 10.i
                           SALE AND PURCHASE AGREEMENT

                  THIS AGREEMENT is made as of the ____ day of November, 2000 (the "DATE OF THIS AGREEMENT") between AMPAL REALTY CORPORATION, a New York corporation, with an office at c/o Ampal American-Israel Corporation, 1177 Avenue of the Americas, New York, New York 10036 ("SELLER"), and SECOND 800 LLC, a New York limited liability company, with an office at c/o Philips International, Inc., 417 Fifth Avenue, New York, New York 10016 ("PURCHASER").

                                    ARTICLE I

                                   DEFINITIONS

                  For purposes of this Agreement, the following terms shall have the meanings indicated:

                  SECTION 1.1. "AFFILIATE" means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For purposes of this definition, the term "controls" (including, with correlative meanings, the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise.

                  SECTION 1.2. "BOARD OF MANAGERS" shall mean the Board of Managers of the Condominium.

                  SECTION 1.3. "BUILDING" means the building commonly known as 800 Second Avenue, New York, New York.

                  SECTION 1.4. "BUSINESS DAY" means any day other than a Saturday, Sunday or day on which the banks in New York, New York are authorized or obligated by law to be closed.

                  SECTION 1.5. "CASH BALANCE" has the meaning given in Section 3.1.

                  SECTION 1.6. "CERCLA" means the Comprehensive Environmental, Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 and 9657 et seq., as amended.

                  SECTION 1.7. "CLOSING" has the meaning given in Section 7.1.

                  SECTION 1.8. "CLOSING DATE" has the meaning given in Section 7.1.

                  SECTION 1.9. "COMMON CHARGES" shall mean the General Common Charges, Unit Expenses (as such terms are defined in the Declaration) and/or any other sums assessed against the Units or payable by the owner of the Units pursuant to the Condominium Documents.

                  SECTION 1.10. "COMMON ELEMENTS" has the meaning given to such term in the Declaration.

                  SECTION 1.11. "CONDOMINIUM" means the condominium regime created by the Declaration and known as 800 Second Avenue Condominium.

                  SECTION 1.12. "CONDOMINIUM DOCUMENTS" means, collectively, the Declaration and the By-Laws of the Condominium, as the same may be amended from time to time.

                  SECTION 1.13. "CONFIDENTIAL INFORMATION" has the meaning given in Section 21.1.

                  SECTION 1.14. "CONTRACTS" means collectively, (a) the Existing Contracts which are in effect on the Closing Date and (b) the New Contracts which are in effect on the Closing Date.

                  SECTION 1.15. "DECLARATION" means the Declaration establishing a plan for condominium ownership of the Building and the Land under Article 9-B of the Real Property Law of the State of New York, dated December 12, 1996 and recorded January 31, 1997 in the Office of the Register of the City of New York, County of New York in Reel 2418, Page 25, as amended by that certain First Amendment to Declaration recorded in the Office of the Register of the City of New York, County of New York in Reel 2588, Page 2104.

                  SECTION 1.16. "DEPOSITORY BANK" has the meaning given in
Section 3.1.

                  SECTION 1.17. "DOLLARS" OR "$" means lawful currency of the United States of America, and all sums payable by either party to the other pursuant to this Agreement shall be paid in Dollars.

                  SECTION 1.18. "DUE DILIGENCE EXPIRATION DATE" has the meaning given in Section 12.1.

                  SECTION 1.19. "DUE DILIGENCE PERIOD" has the meaning given in
Section 12.1.

                  SECTION 1.20. "ELEPHANTX LEASE" means that certain lease dated as of November 22, 1999 between Seller and Elephantx Dot Com LLC with respect to space located in Unit 2.

                  SECTION 1.21. "ESCROW AGENT" means Robinson Silverman Pearce Aronsohn & Berman LLP.

                  SECTION 1.22. "EXISTING CONTRACTS" means the service contracts, maintenance contracts, brokerage agreements, union contracts, management contracts, concession agreements, agency agreements and other written contracts or agreements affecting the Units or the operation
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thereof which are in effect on the date hereof and which are listed on Exhibit D annexed hereto and made a part hereof.

                  SECTION 1.23. "EXISTING LEASES" means the leases, licenses and occupancy agreements (including all material modifications and amendments thereto) affecting the Units which are in effect on the date hereof and which are listed on Exhibit B annexed hereto and made a part hereof.

                  SECTION 1.24. "FIRST MORTGAGE" has the meaning given in
Section 3.1.

                  SECTION 1.25. "FIXED RENT" has the meaning given in Section
4.1.

                  SECTION 1.26. "GOVERNMENT" means the Government of Israel.

                  SECTION 1.27. "GOVERNMENTAL AUTHORITY" means the United States, the State, County and City of New York, and any political subdivision, agency, authority, department, court, commission, board, bureau or instrumentality of any of the foregoing asserting jurisdiction over any of the parties hereto or over the Units.

                  SECTION 1.28. "HAZARDOUS SUBSTANCES" means (a) those substances included within the definitions of any one or more of the terms "hazardous substances," "hazardous materials," "toxic substances," and "hazardous waste" in CERCLA, RCRA and the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801 et seq., and in the regulations promulgated pursuant to such laws; (b) such other substances, materials and wastes as are regulated under applicable local, state or federal environmental laws or regulations, or which are classified as hazardous or toxic under federal, state or local environmental laws or regulations; and/or (c) any materials, wastes or substances that are (i) petroleum; (ii) friable asbestos;
(iii) polychlorinated biphenyls; (iv) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, as amended, 13 U.S.C.
Sections 1321 et seq. (33 U.S.C. Section 1321) or designated as "toxic pollutants" pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section
1317); (v) flammable explosives; or (vi) radioactive materials. Hazardous Substances shall not include materials or substances (x) lawfully sold by tenants of the Units in the ordinary course of business or (y) customarily used in the day-to-day operation and maintenance of the Units, such as cleaning fluids and similar substances and materials.

                  SECTION 1.29. "LAND" means the parcel or parcels of land described on Exhibit A annexed hereto and made a part hereof upon which the Building is situate.

                  SECTION 1.30. "LEASES" means collectively, (a) the Existing Leases which are in effect on the Closing Date and (b) the New Leases which are in effect on the Closing Date.

                  SECTION 1.31. "LIQUIDATED SUM AMOUNT" means an amount equal to Five Hundred Thousand and 00/100 ($500,000) Dollars.
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                  SECTION 1.32. "LIQUIDATED SUM TITLE EXCEPTION" means a Title
Exception that arises after the date hereof, but on or prior to the Closing Date, which can be discharged solely by the payment of a liquidated sum of money; provided, however, that the term "Liquidated Sum Title Exception" as used in this Agreement shall not include the following: (a) any Voluntary Title Exceptions; (b) any Title Exceptions that are approved, waived or deemed to have been approved or waived by Purchaser or that are created in accordance with the provisions of this Agreement; or (c) any Permitted Exceptions.

                  SECTION 1.33. "LOCAL LAW 5 VIOLATIONS" means Violations relating to Local Law 5 and/or conditions relating thereto.

                  SECTION 1.34. "MAJOR CASUALTY" has the meaning given in
Section 15.1.

                  SECTION 1.35. "NEW CONTRACTS" means all new service contracts, maintenance contracts, brokerage agreements, union contracts, management contracts, concession agreements, agency agreements and other written contracts or agreements affecting the Units or the operation thereof which are entered into by Seller after the date hereof in accordance with the provisions of this Agreement.

                  SECTION 1.36. "NEW LEASES" means all new leases, licenses and occupancy agreements affecting the Units which are entered into by Seller after the date hereof in accordance with the provisions of this Agreement.

                  SECTION 1.37. "NO-ACTION LETTER" has the meaning given in
Section 2.2.

                  SECTION 1.38. "NOTE" has the meaning given in Section 3.1.

                  SECTION 1.39. "NOTE AMOUNT" has the meaning given in Section 3.1.

                  SECTION 1.40. "OUTSIDE CLOSING DATE" has the meaning given in
Section 7.2.

                  SECTION 1.41. "OVERAGE RENT" has the meaning given in Section 4.2.

                  SECTION 1.42. "PERMITS" means any transferable governmental licenses, permits, approvals and certificates which are in effect on the Closing Date and are required or used in connection with the ownership or operation of the Units.

                  SECTION 1.43. "PERMITTED EXCEPTIONS" has the meaning given in
Section 5.1.

                  SECTION 1.44. "PERMITTED INSPECTIONS" has the meaning given in
Section 12.1.

                  SECTION 1.45. "PERSON" means an individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or subdivision thereof.
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                  SECTION 1.46. "PERSONAL PROPERTY" means all equipment,
furniture, fittings, fixtures and articles of personal property affixed or attached to, installed or placed in or upon and used for or useable in any present or future enjoyment, occupancy or operation of the Units which is owned by Seller.

                  SECTION 1.47. "POST-CONTRACT LEASE COSTS" has the meaning given in Section 11.6.

                  SECTION 1.48. "PURCHASE MONEY MORTGAGE" has the meaning given in Section 3.1.

                  SECTION 1.49. "PURCHASE PRICE" has the meaning given in
Section 3.1.

                  SECTION 1.50. "PURCHASER'S ADVERSE CHANGES" has the meaning given in Section 10.4(a).

                  SECTION 1.51. "PURCHASER'S REPRESENTATION CERTIFICATE" has the meaning given in Section 10.4(a).

                  SECTION 1.52. "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Sections 6901 et seq.

                  SECTION 1.53. "RELATED PARTIES" has the meaning given in
Section 22.1.

                  SECTION 1.54. "RESTORATION COSTS" has the meaning given in
Section 15.1.

                  SECTION 1.55. "SELLER LIQUIDATED SUM TITLE EXCEPTION NOTICE" has the meaning given in Section 5.7.

                  SECTION 1.56. "SELLER'S ADVERSE CHANGES" has the meaning given in Section 10.4(b).

                  SECTION 1.57. "SELLER'S REPRESENTATION CERTIFICATE" has the meaning given in Section 10.4(b).

                  SECTION 1.58. "SURVIVAL PERIOD" has the meaning given in
Section 18.3.

                  SECTION 1.59. "TENANT ESTOPPEL CERTIFICATE" has the meaning given in Section 11.7.

                  SECTION 1.60. "TERMINATION NOTICE" has the meaning given in
Section 12.1.
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                  SECTION 1.61. "TITLE EXCEPTION(S)" means any lien,
encumbrance, security interest, charge, reservation, lease, tenancy, easement, right-of-way, encroachment, restrictive covenant, condition or limitation affecting title to the Units.

                  SECTION 1.62. "TITLE INSURER" means any reputable title insurance company authorized to conduct business in New York.

                  SECTION 1.63. "TO THE ACTUAL KNOWLEDGE OF SELLER" or words of similar import means that Seller has actual knowledge of the information or matter in question; it being understood that the use of such words is not intended, and shall not be construed, to (x) imply any covenant that Seller conduct, or have conducted, any inquiry or investigation of any kind or nature or (y) impute to Seller the knowledge of any other Person, including, without limitation, any managing or leasing agent or asset manager of the Units (other than an Affiliate of Seller), any past owner of the Units or any past or present tenant of any portion of the Units.

                  SECTION 1.64. "UNIT 1" means that certain condominium unit designated and described as Unit 1 in the Declaration.

                  SECTION 1.65. "UNIT 2" means that certain condominium unit designated and described as Unit 2 in the Declaration.

                  SECTION 1.66. "UNIT 3" means that certain condominium unit designated and described as Unit 3 in the Declaration.

                  SECTION 1.67. "UNITS" means, collectively, those certain condominium units designated and described as Unit 1 and Unit 2 in the Declaration and identified as Block 1335, Lots 1001 and 1002 on the Tax Map of the Borough of Manhattan, City of New York, together with an undivided 6.3% interest in the Common Elements appurtenant to Unit 1 and an undivided 49.8% interest in the Common Elements appurtenant to Unit 2, and all of Seller's right, title and interest in, to and under the Personal Property, the Contracts, the Leases, and the Permits.

                  SECTION 1.68. "VIOLATIONS" means all violations of law, notes or notices of violations of law or governmental ordinances, orders or requirements noted in or issued by the New York City Department of Housing and Buildings, Fire, Labor, Health, Air Resource, Emergency Repair, Highway, or any other governmental authority, including, without limitation, Local Law 5 Violations, and (ii) liens which may attach pursuant to any of the foregoing, in each case whether such violations, notes, notices, orders, requirements or liens, or the conditions giving rise thereto, existed or were noted or issued prior to the date of this Agreement, or now or hereafter exist or come into being.

                  SECTION 1.69. "VOLUNTARY TITLE EXCEPTION" means a Title Exception that is knowingly and intentionally created by Seller after the date hereof, but on or prior to the Closing Date, through the execution by Seller of one or more instruments creating or granting such Title
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Exception; provided, however, that the term "Voluntary Title Exception" as used in this Agreement shall not include the following: (a) any Permitted Exceptions;
(b) any Leases or any Title Exceptions created pursuant to a Lease by the tenant thereunder or which, pursuant to any Lease or otherwise, are to be discharged by a tenant or occupant of the Units; (c) any Title Exceptions that are approved or waived by Purchaser or that are created in accordance with the provisions of this Agreement; (d) any mechanic's or materialman's liens; or (e) any federal tax liens.

                                   ARTICLE II

                                  SALE OF UNITS

                  SECTION 2.1. SALE AND PURCHASE OF UNITS. Seller agrees to sell and convey, and Purchaser agrees to purchase, the Units, subject to the terms, conditions and provisions of this Agreement. The parties agree that the Units shall be conveyed together, and that Purchaser shall in no event be entitled to purchase one of the Units and not the other.

                  SECTION 2.2. CONDITIONS TO THE SALE OF THE UNITS. Notwithstanding anything to the contrary contained in this Agreement, Seller's obligation to sell the Units to Purchaser is expressly conditioned as follows:

                           (a) The parties agree that in connection with Section
8(c) of the Declaration, between the date hereof and the Closing, Seller shall submit an application requesting an exemption under Article 23-A of the General Business Law of the State of New York by a rule or action of the New York State Attorney General, or for a no-action letter, no jurisdiction letter or similar advice to be issued by the New York State Department of Law in connection with the sale of the Units by Seller to Purchaser (any such exemption or advice being herein called the "NO-ACTION LETTER").

                                (i) Seller's obligations under this Agreement
shall be subject to Seller's obtaining such No-Action Letter on or prior to the Closing Date. Seller shall notify Purchaser of its application for a No-Action Letter, and Purchaser shall reasonably cooperate with Seller in connection therewith, including (without limitation) the execution by Purchaser of such affidavits or documents reasonably requested or required in connection with such application. If Seller does not receive such No-Action Letter on or prior to the Closing Date, then, at the election of either party, this Agreement shall terminate, except that neither party shall have the right to terminate pursuant to this provision if Seller's counsel provides its written opinion that the transfer complies with the requirements of the New York General Business Law and the Declaration. In the event of termination pursuant to this subsection (i), Purchaser shall be entitled to the return of the Cash Deposit (together with any interest earned thereon), and neither party hereto shall have any further obligations or liabilities to the other with respect to the Units (or under this Agreement), except for those which expressly survive the termination of this Agreement.

                                (ii) If Seller does not receive a No-Action
Letter on or prior to the Closing Date but the transaction closes pursuant to this Agreement, then the deed for the Units executed and delivered by Seller to Purchaser at the Closing shall include a covenant whereby Purchaser agrees to be bound by the transfer restrictions set forth in Section 8(c) of the Declaration.


                                   ARTICLE III

                                 PURCHASE PRICE

                  SECTION 3.1. PAYMENT OF PURCHASE PRICE.

                           (a) Subject to the provisions of Section 3.1(b)
below, the purchase price (the "PURCHASE PRICE") for the Units is THIRTY THREE MILLION ($33,000,000) DOLLARS, payable by Purchaser as follows:

                                (i) Two Million Four Hundred Seventy Five
         Thousand ($2,475,000) Dollars on the signing of this Agreement (the "CASH DEPOSIT"), either (i) by wire transfer of immediately available federal funds to a branch of The Boston Safe Deposit and Trust Company d/b/a Mellon, located in Boston, Massachusetts (the "DEPOSITORY BANK"), Account of Robinson Silverman Pearce Aronsohn & Berman LLP, Attorney Trust Account, Account Number 229121, ABA Number 011001234, or (ii) by Purchaser's unendorsed check, subject to collection, drawn to the order of Robinson Silverman Pearce Aronsohn & Berman LLP, as Escrow Agent, the receipt of which is hereby acknowledged by Escrow Agent. The Cash Deposit shall be increased upon the Due Diligence Expiration Date in accordance with Section 12.1 hereof. The Cash Deposit shall be held and disbursed in accordance with the provisions set forth in Section 3.2 below. The parties hereby agree that the Cash Deposit shall be held at the Depository Bank, and the parties have acknowledged the same to Escrow Agent in a separate writing simultaneously with the execution of this Agreement;

                                (ii) Twenty Eight Million Seven Hundred Thousand ($28,700,000) Dollars (the "CASH BALANCE") at the Closing, to be paid by Purchaser to Seller pursuant to the provisions of Section 3.1(c); and

                                (iii) One Million ($1,000,000) Dollars (the
         "NOTE AMOUNT") by Purchaser's execution and delivery to Seller at the Closing of a note (the "NOTE") secured by a purchase money mortgage (the "PURCHASE MONEY MORTGAGE"), stating an annual interest rate equal to 14% compounded monthly, interest to accrue to maturity, and maturing on the date which is five (5) years from the Closing Date. The Purchase Money Mortgage shall be deemed a Permitted Exception. Purchaser shall pay the recording taxes due in connection with the recording of the Purchase Money Mortgage. If forms of the Note and the Purchase Money Mortgage are not attached to this Agreement as Exhibit L and Exhibit M, respectively, then such documents shall be drawn by Seller's counsel and shall generally be on the New York Board of Title Underwriter's printed forms for such instruments, but shall provide that (A) the Purchase Money Mortgage may be subordinate to a first mortgage (the "FIRST MORTGAGE") of no more than 85% of the Purchase Price, given to an institutional lender or independent third party, (B) it shall be an event of default under the Purchase Money Mortgage if there exists a default under the First Mortgage, (C) after an event of default under the Purchase Money Mortgage, the default rate of interest shall be the lesser of (x) 5% more than the stated interest rate of the Note, and (y) the highest interest rate permitted by law, (D) the mortgagor under the Purchase Money Mortgage shall be obligated to pay the costs and expenses of enforcement and collection (including, without limitation, attorneys' fees and disbursements) of the mortgagee, and (E) the Purchase Money Mortgage shall only be prepayable in whole upon the payment of a fee calculated on a yield maintenance basis, including the payment of the Purchase Money Mortgage on an involuntary basis or in foreclosure. Notwithstanding the preceding provision of this subsection (iii), if Purchaser's lender in connection with the Closing will not permit a subordinate mortgage, then the Note will be secured by a personal unconditional guarantee of Philip Pilevsky, in reasonable form, to be drafted by Seller's counsel.

                           (b) Notwithstanding anything to the contrary
contained in this Article 3, Seller may, at its sole option, upon notice given to Purchaser not less than forty-five (45) days prior to the date scheduled for the Closing, elect to require the Note Amount to be paid in cash at the Closing, in which event (i) the Cash Balance shall be Twenty Nine Million Seven Hundred Thousand and 00/100 ($29,700,000) Dollars, which amount shall be paid in accordance with Section 3.1(c) hereof, and (ii) there shall be no Note or Purchase Money Mortgage.

                           (c) The Cash Balance as determined in accordance with
Sections 3.1(a) and 3.1(b) above (i.e., either $28,700,000 or $29,700,000) shall be paid at Closing by wire transfer of immediately available federal funds transferred to one or more bank accounts designated by Seller, provided that Seller shall have the right, to be exercised by written notice given to Purchaser at least two (2) Business Days prior to the Closing, to require Purchaser to pay a portion of the Cash Balance by one or more separate unendorsed official bank or certified checks, each to be drawn on the New York office of a member bank of the New York Clearinghouse Association, and each to be payable to the unendorsed order of Seller or Seller's designee. If Seller elects to cause Purchaser to pay a portion of the Cash Balance by one or more unendorsed official bank or certified check(s) as aforesaid, then Seller's exercise notice shall set forth (i) the portion of the Cash Balance to be so paid, (ii) the number of official bank checks to be drawn and (iii) the payee(s) thereof. With respect to the portion of the Cash Balance to be paid by wire transfer, Seller, at least two (2) Business Days prior to the Closing, shall notify Purchaser in writing of the designated bank account(s) and the wiring instructions therefor.

                  SECTION 3.2. ESCROW OF CASH DEPOSIT.

                           (a) The Cash Deposit shall be delivered to Escrow
Agent in accordance with the provisions of Section 3.1 hereof, and shall be held by Escrow Agent until the Closing or sooner termination of this Agreement. Escrow Agent shall pay over or apply the Cash

Deposit in accordance with the terms of this Section 3.2. Any interest earned on the Cash Deposit shall be paid to the same party entitled to the Cash Deposit hereunder (as and when such party is entitled to the Cash Deposit), and the party receiving such interest shall pay any income taxes thereon. For purposes thereof, the tax identification number of Seller is 13-3838269. Purchaser has advised Seller that Purchaser's tax identification number is being applied for, and that in any event, Escrow Agent shall have no obligation to deliver any portion of the Cash Deposit, including any interest, to Purchaser pursuant to the terms of this Agreement unless and until Purchaser has delivered its tax identification number to Escrow Agent.

                           (b) At the Closing, the Cash Deposit and the interest
thereon, if any, shall be paid by Escrow Agent to Seller. Interest earned on the Cash Deposit shall not be credited against the Cash Balance.

                           (c) If for any reason the Closing does not occur,
then Escrow Agent shall continue to hold the Cash Deposit and the interest thereon, if any, until otherwise directed by joint written instructions from Seller and Purchaser or a final judgment of a court having jurisdiction. Escrow Agent, however, shall have the right at any time to deposit the Cash Deposit and the interest thereon with the clerk of any federal or state court sitting in the State of New York. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

                           (d) The parties acknowledge that Escrow Agent (i) is
acting solely as a stakeholder at their request and for their convenience, (ii) shall not be deemed to be the agent of either of the parties and (iii) shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, willful disregard of this Agreement or involving gross negligence. Seller and Purchaser shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys' fees and disbursements, incurred in connection with the performance of Escrow Agent's duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, willful disregard of this Agreement or involving gross negligence on the part of Escrow Agent.

                           (e) Escrow Agent shall endeavor to invest the Cash
Deposit in an interest bearing money market account in the Depository Bank. Escrow Agent shall not be liable for any losses suffered in connection with any such investment and shall have no obligation to obtain the best, or otherwise seek to maximize, the rate of interest earned on any such investment. Any fees or charges in connection with such investment shall be paid out of the amounts held in escrow before any other payments shall be required to be made from such amounts.

                           (f) Upon any delivery of the Cash Deposit as provided
in Section 3.2(b) or 3.2(c) above, Escrow Agent shall be relieved of all liability, responsibility or obligation with respect to or arising out of the escrow or under this Agreement. Escrow Agent shall not be bound by any modification to this Section 3.2 unless Escrow Agent shall have agreed to such modification in writing.

                           (g) Escrow Agent shall be entitled to rely or act
upon any notice, instrument or document believed by Escrow Agent to be genuine and to be executed and delivered by the proper person, and shall have no obligation to verify any statements contained in any notice, instrument or document or the accuracy or due authorization of the execution of any notice, instrument or document.

                           (h) Escrow Agent shall be entitled to retain
attorneys of its choice, including itself, in connection with this escrow, and Escrow Agent may continue to represent Seller in connection with this Agreement, or any dispute which may arise hereunder or otherwise.

                           (i) Escrow Agent has acknowledged agreement to the
foregoing provisions of this Section 3.2 by signing in the place indicated on the signature page of this Agreement.

                                   ARTICLE IV

                                   ADJUSTMENTS

                  The following are to be adjusted and prorated between Seller and Purchaser as of 11:59 p.m. on the day preceding the Closing Date, based upon a 365 day year, and the net amount thereof shall be added to (if such net amount is in Seller's favor) or deducted from (if such net amount is in Purchaser's favor) the Cash Balance:

                  SECTION 4.1. FIXED RENT.

                           (a) Fixed rent (collectively, "FIXED RENT") paid or
payable by tenants in connection with their occupancy shall be adjusted and prorated on an if, as and when collected basis. Any Fixed Rent collected by Purchaser or Seller after the Closing from any tenant who owes Fixed Rent for periods prior to the Closing, shall be applied (i) first, in payment of Fixed Rent owed by such tenant for the month next preceding the month in which the Closing Date occurs, (ii) second, in payment of Fixed Rent owed by such tenant for the month in which the Closing Date occurs, (iii) third, in payment of Fixed Rent owed by such tenant for the period (if any) after the month in which the Closing Date occurs through the end of the month in which such amount is collected and (iv) fourth, after Fixed Rent for all current periods have been paid in full, in payment of Fixed Rent owed by such tenant for the period prior to the month preceding the month in which the Closing Date occurs. Each such amount, less any costs of collection (including reasonable counsel fees) reasonably allocable thereto, shall be adjusted and prorated as provided above, and the party who receives such amount shall promptly pay over to the other party the portion thereof to which it is so entitled. In furtherance and not in limitation of the preceding sentence, with respect to any tenant which has paid all Fixed Rent for periods through the Closing, if, prior to the Closing, Seller shall receive any prepaid Fixed Rent from such tenant attributable to a period following the Closing, at the Closing, Seller shall pay over to Purchaser the amount of such prepaid Fixed Rent.

                           (b) Purchaser shall bill tenants who owe Fixed Rent
for periods prior to the Closing on a monthly basis for a period of six (6) consecutive months following the Closing Date in the same manner that Purchaser bills tenants for Fixed Rent subsequent to the Closing; provided, however, that Purchaser shall have no obligation to commence any actions or proceedings to collect any such past due Fixed Rent. Notwithstanding the foregoing, if Purchaser shall be unable to collect such past due Fixed Rent, Seller shall have the right, upon prior written notice to Purchaser, to pursue tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits), but Seller shall not be entitled to evict (by summary proceedings or otherwise) any such tenants. Any payment by a tenant in an amount less than the full amount of Fixed Rent and Overage Rent then due and payable by such tenant shall be applied first to Fixed Rent (in the order of priority as to time periods as is set forth in Section 4.1(a) above) to the extent of all such Fixed Rent then due and payable by such tenant, and thereafter to Overage Rent (in the order of priority as to time periods as is set forth in Section 4.2 below).

                           (c) Seller and Purchaser acknowledge that the
Consideration Payment and the Expansion Consideration Payment, as such terms are defined in the Elephantx Lease, are not considered rent, prepaid rent or free rent thereunder, but constitute amounts payable to Seller. Seller represents that the Consideration Payment has been paid as of the date hereof, and the Expansion Consideration Payment is currently due and owing to Seller and will be made to Seller on or prior to the Closing. Seller and Purchaser expressly agree that neither the Consideration Payment nor the Expansion Consideration Payment shall be adjusted, that Seller is entitled to retain the full amounts thereof, whether any portion of such amounts are paid prior to or following the Closing, and that Purchaser shall have no right to any portion of the same.

                  SECTION 4.2. OVERAGE RENT.

                           (a) With respect to any Lease that provides for (i)
the payment of additional rent based upon a percentage of the tenant's business during a specified annual or other period (sometimes referred to as "percentage rent"), (ii) so-called common area maintenance or "cam" charges or (iii) so-called "escalation rent" or additional rent based upon, among other things, increases in real estate taxes or operating expenses or labor costs or cost of living or porter's wages or otherwise (such percentage rent, cam charges, escalation rent and additional rent being collectively called "OVERAGE RENT"), such Overage Rent shall be adjusted and prorated on an if, as and when collected basis.

                           (b) As to any Overage Rent in respect of an
accounting period that shall have expired prior to the Closing but which shall be paid after the Closing, Purchaser agrees that it will pay the entire amount over to Seller upon receipt thereof, less any costs of collection (including reasonable counsel fees) reasonably allocable thereto. Purchaser agrees that it shall (i) promptly render bills for any Overage Rent in respect of an accounting period that shall have expired prior to the Closing but which shall be paid after the Closing, (ii) bill tenants such

Overage Rent attributable to an accounting period that shall have expired prior to the Closing on a monthly basis for a period of six (6) consecutive months thereafter and (iii) bill tenants to collect Overage Rent in the same manner that Purchaser bills tenants for Fixed Rent subsequent to the Closing; provided, however, that Purchaser shall have no obligation to commence any actions or proceedings to collect any such Overage Rent. Notwithstanding the foregoing, if Purchaser shall be unable to collect such Overage Rent, Seller shall have the right, upon prior written notice to Purchaser, to pursue tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits), but Seller shall not be entitled to evict (by summary proceedings or otherwise) any such tenants. Seller shall furnish to Purchaser all information relating to the period prior to the Closing that is reasonably necessary for the billing of such Overage Rent, and Purchaser will deliver to Seller, concurrently with the delivery to tenants, copies of all statements relating to Overage Rent for a period prior to the Closing. Purchaser shall bill tenants for Overage Rent for accounting periods prior to the Closing in accordance with and on the basis of such information furnished by Seller, which information shall be true and accurate to the best of Seller's knowledge.

                           (c) Overage Rent in respect of the accounting period
in which the Closing occurs shall be apportioned between Seller and Purchaser as of 11:59 p.m. of the day preceding the Closing Date, with Seller receiving the proportion of such Overage Rent (less a like portion of any costs and expenses (including reasonable counsel fees) incurred in the collection of such Overage
Rent) that the portion of such accounting period prior to the Closing Date bears to the entire such accounting period, and Purchaser receiving the proportion of such Overage Rent (less a like portion of any costs and expenses (including reasonable counsel fees) incurred in the collection of such Overage Rent) that the portion of such accounting period from and after the Closing Date bears to the entire such accounting period. If, prior to the Closing, Seller shall receive any installments of Overage Rent attributable to Overage Rent for periods from and after the Closing Date, such sum shall be apportioned at the Closing. If, after the Closing, Purchaser shall receive any installments of Overage Rent attributable to Overage Rent for periods prior to the Closing, such sum (less any costs and expenses (including reasonable counsel fees) incurred by Purchaser in the collection of such Overage Rent) shall be paid by Purchaser to Seller promptly after Purchaser receives payment thereof.

                           (d) Any payment by a tenant on account of Overage
Rent (to the extent not applied against Fixed Rent due and payable by such tenant in accordance with Section 4.1(b) above) shall be applied to Overage Rent then due and payable in the following order of priority, (i) first, in payment of Overage Rent for the accounting period preceding the accounting period in which the Closing Date occurs and (ii) second, in payment of Overage Rent for the accounting period in which the Closing Date occurs, in the chronological order in which such payments are due for such accounting period pursuant to the applicable lease.

                           (e) To the extent that any portion of Overage Rent is
required to be paid monthly by tenants on account of estimated amounts for any calendar year (or, if applicable, any lease year or tax year or any other applicable accounting period), and at the end of such calendar year (or lease year, tax year or other applicable accounting period, as the case may be), such estimated amounts are to be recalculated based upon the actual expenses, taxes and other relevant factors for that calendar (lease or tax) year or other applicable accounting period, with the appropriate adjustments being made with such tenants, then such portion of the Overage Rent shall be prorated between Seller and Purchaser at the Closing based on such estimated payments (i.e., with Seller entitled to retain all monthly or other periodic installments of such amounts paid with respect to periods prior to the calendar month or other applicable installment period in which the Closing occurs, Seller to pay to Purchaser at the Closing all monthly or other periodic installments of such amounts theretofore received by Seller with respect to periods following the calendar month or other applicable installment period in which the Closing occurs and Seller and Purchaser to apportion as of the Closing Date all monthly or other periodic installments of such amounts with respect to the calendar month or other applicable installment period in which the Closing occurs). At the time(s) of final calculation and collection from (or refund to) each tenant of the amounts in reconciliation of actual Overage Rent for a period for which estimated amounts paid by such tenant have been prorated, there shall be a re-proration between Seller and Purchaser. If, with respect to any tenant, the recalculated Overage Rent exceeds the estimated amount paid by such tenant, (i) the portion of the excess actually received by Purchaser shall be paid by Purchaser to Seller, if the accounting period for which such recalculation was made expired prior to the Closing and (ii) such excess shall be apportioned between Seller and Purchaser as of the Closing Date (on the basis described in the first sentence of Section 4.2(c) above), if the Closing occurred during the accounting period for which such recalculation was made, with Purchaser paying to Seller the portion of such excess which Seller is so entitled to receive. If, with respect to any tenant, the recalculated Overage Rent is less than the estimated amount paid by such tenant, (1) the entire shortfall shall be paid by Seller to Purchaser (or, at Seller's option, directly to the tenant in question), if the accounting period for which such recalculation was made expired prior to the Closing and (2) such shortfall shall be apportioned between Seller and Purchaser as of the Closing Date (on the basis described in the first sentence of Section 4.2(c) above), if the Closing occurred during the accounting period for which such recalculation was made, with Seller paying to Purchaser (or, at Seller's option, directly to the tenant in question) the portion of such shortfall so allocable to Seller.

                           (f) Until such time as all amounts required to be
paid to Seller by Purchaser pursuant to Section 4.1 and this Section 4.2 shall have been paid in full, Purchaser shall furnish to Seller not less frequently than every sixty (60) days, a reasonably detailed accounting of such amounts payable by Purchaser, which accounting shall be delivered to Seller on or prior to the 15th day following the last day of each calendar month from and after the calendar month in which the Closing occurs. Seller shall have the right from time to time following the Closing, on prior notice to Purchaser, during ordinary business hours on Business Days, to review Purchaser's rental records with respect to the Units to ascertain the accuracy of such accountings.

                  SECTION 4.3. TAXES AND ASSESSMENTS. Real estate taxes shall be adjusted and prorated on the basis of the fiscal year for which assessed. If the Closing shall occur before the tax rate or assessed valuation is fixed for the Units, the apportionment of real estate taxes for the Units shall be upon the basis of the tax rate for the preceding year applied to the most recently applicable assessed valuation of the Units, subject to further and final adjustment when the tax rate and/or assessed valuation for the Units is fixed for the year in which the Closing occurs. In the event that the Units or any part thereof shall be or shall have been affected by an assessment or assessments, whether or not the same become payable in annual installments, Seller shall, at the Closing, be responsible for any installments due prior to the Closing and Purchaser shall be responsible for any installments due on or after the Closing.

                  SECTION 4.4. WATER AND SEWER CHARGES. Water rates, water meter charges, sewer rents and vault charges, if any (other than any such charges, rates or rents which are payable by tenants of the Units pursuant to such tenants' leases), shall be adjusted and prorated on the basis of the fiscal period for which assessed. If there be a water meter, or meters, with respect to the Units, Seller agrees that it shall at the Closing furnish a reading of same to a date not more than 30 days prior to the Closing and the unfixed meter charges and the unfixed sewer rent thereon for the time intervening from the date of the last reading shall be apportioned on the basis of such last reading, and shall be appropriately readjusted after the Closing on the basis of the next subsequent bills. Unmetered water charges shall be apportioned on the basis of the charges therefor for the same period of the preceding calendar year, but applying the current rate thereto. As to any unpaid water charges or sewer rents payable by tenants, Purchaser shall close title and accept the delivery of the deed for the Units subject to such unpaid charges and rents and any lien resulting therefrom, without credit against the Purchase Price or any claim or right of action against Seller.

                  SECTION 4.5. UTILITY CHARGES. Gas, steam, electricity and other public utility charges (other than any such charges which are payable by tenants of the Units pursuant to such tenants' leases) will be paid by Seller to the utility company to the Closing Date. Seller shall arrange for a final reading of all utility meters (covering gas, steam and electricity) as of the Closing, except meters the charges of which are payable by tenants of the Units pursuant to such tenants' leases. At the Closing, Seller and Purchaser shall jointly execute a letter to each of such utility companies advising such utility companies of the termination of Seller's responsibility for such charges for utilities furnished to the Units as of the date of the Closing and commencement of Purchaser's responsibilities therefor from and after such date. If a bill is obtained from any such utility company as of the Closing, Seller shall pay such bill on or before the Closing. If such bill shall not have been obtained on or before the Closing, Seller shall, upon receipt of such bill, pay all such utility charges as evidenced by such bill or bills pertaining to the period prior to the Closing, and Purchaser shall pay all such utility charges pertaining to the period thereafter. Any bill which shall be rendered which shall cover a period both before and after the date of Closing shall be apportioned between Purchaser and Seller as of the Closing.

                  SECTION 4.6. CONTRACTS. Charges, payments and deposits under all Contracts, subject to the provisions of Sections 4.12 and 8.1(e) hereof.

                  SECTION 4.7. PERMITS. Charges, payments and deposits under all Permits.

                  SECTION 4.8. FUEL. Fuel on hand, if any, based on an estimate provided by Seller's fuel supplier, at Seller's cost valued at the price therefor charged by such supplier including any applicable taxes.

                  SECTION 4.9. COMMON CHARGES AND ASSESSMENTS. Common Charges and any other assessments of the Condominium applicable to the Units (including any assessments payable by the owner of the Units with respect to work performed in connection with Local Law 5 Violations). The parties agree that Purchaser shall be responsible for all assessments or portions thereof which have not been billed as of the Closing Date, and for portions of existing assessments not yet payable as of the Closing Date which are applicable to the Units.

                  SECTION 4.10. MISCELLANEOUS REVENUES AND EXPENSES. Revenues and expenses, if any, arising out of telephone booths, vending machines, or other income-producing agreements.

                  SECTION 4.11. POST-CONTRACT LEASE COSTS. Any sums payable by Seller pursuant to Section 11.6 below with respect to the transactions described in said Section 11.6.

                  SECTION 4.12. OTHER. Any other item which, under the terms of this Agreement, is to be apportioned at Closing.

If any such items are not determinable at the Closing, the adjustment shall be made subsequent to the Closing when the charge is determined. Any errors or omissions in computing adjustments at the Closing shall be promptly corrected, provided that the party seeking to correct such error or omission shall have notified the other party of such error or omission on or prior to the date that is one (1) year following the Closing Date. The provisions of this Article IV shall survive the Closing.

                                    ARTICLE V

                         TITLE AND PERMITTED EXCEPTIONS

                  SECTION 5.1. PERMITTED EXCEPTIONS. The Units shall be sold and are to be conveyed, and Purchaser agrees to purchase the Units, subject to (a) those matters set forth on Exhibit E annexed hereto, (b) the Title Exceptions that the Title Insurer or Chicago Title Insurance Company shall be willing to omit as exceptions to coverage, (c) the Title Exceptions that are addressed by affirmative insurance in that certain title report delivered by Purchaser and issued by First American Title Insurance Company of New York dated September 6, 2000, as amended (e.g., with respect to encroachments, and as stated in Item 14 of Schedule B of said title report), (d) the standard exceptions and provisions contained in the form of insuring agreement employed by the Title Insurer and
(e) any exceptions and matters that are approved or waived by Purchaser (the liens, claims, encumbrances, exceptions and matters set forth in subclauses (a) through (e) above with respect to the Units being collectively referred to as the "PERMITTED EXCEPTIONS").

                  SECTION 5.2. USE OF PURCHASE PRICE TO DISCHARGE TITLE. If, at the Closing, there are any Title Exceptions which are not Permitted Exceptions and which Seller is obligated by this Agreement or elects to pay and discharge, Seller may use any portion of the Cash Balance to satisfy the same, provided that Seller shall have delivered to Purchaser at the Closing instruments in recordable form sufficient to satisfy and omit such Title Exceptions of record, together with the cost of any applicable recording or filing fees. Purchaser, if request is made within two (2) Business Days prior to the Closing, agrees to provide at the Closing separate certified or cashier's checks as requested, aggregating up to the amount of the Cash Balance, to facilitate the satisfaction of any such Title Exceptions. The existence of any such liens or encumbrances shall not be deemed objections to title if Seller shall comply with the foregoing requirements. Any unpaid liens for taxes, water charges and assessments applicable to the period prior to the Closing Date shall not be objections to title, but the amount thereof plus any interest and penalties thereon shall be deducted from the Cash Balance, subject to the provisions for apportionment of taxes, water charges and assessments contained in Article IV of this Agreement.

                  SECTION 5.3. INABILITY TO CONVEY. Except as expressly set forth in Sections 5.5 and 5.6, nothing contained in this Agreement shall be deemed to require Seller to take or bring any action or proceeding or any other steps to remove any Title Exception or to expend any moneys therefor, nor shall Purchaser have any right of action against Seller, at law or in equity, for Seller's inability to convey title in accordance with the terms of this Agreement.

                  SECTION 5.4. RIGHTS IN RESPECT OF INABILITY TO CONVEY. In the event that Seller shall be unable to convey title to the Units, subject to the Permitted Exceptions, and Purchaser shall not, prior to the Closing Date (as it may have been adjourned in accordance with this Agreement), give notice to Seller that Purchaser is willing to waive objection to each Title Exception which is not a Permitted Exception and close this transaction without abatement of the Purchase Price, credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise, Seller shall have the right, at Seller's sole election, to either (1) take such action as Seller shall deem advisable to discharge each such Title Exception which is not a Permitted Exception or (2) terminate this Agreement. In the event Seller shall elect to take action to discharge each such Title Exception which is not a Permitted Exception, Seller shall be entitled to one or more adjournments of the Closing Date for a period not to exceed ninety (90) days in the aggregate (inclusive of any adjournments made by Seller pursuant to Sections 5.5 and 5.6 hereof), and the Closing shall be adjourned to a date specified by Seller not beyond such ninety (90) day period. If, for any reason whatsoever, Seller shall not have succeeded in discharging each such Title Exception at the expiration of such adjournment(s) and if Purchaser shall not, prior to the expiration of the last of such adjournments, give notice to Seller that Purchaser is willing to waive objection to each such Title Exception and to close this transaction without abatement of the Purchase Price, credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise, this Agreement shall be deemed to be terminated as of the last date to which the Closing Date was adjourned by Seller pursuant to this Article V. Upon any termination of this Agreement pursuant to this Section 5.4, (I) the Cash Deposit (together with any interest earned thereon) shall be returned to Purchaser and (II) neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement. No action taken by Seller to discharge, or attempt to discharge, any purported Title Exception shall be an admission that any such purported Title Exception is not a Permitted Exception. The provisions of this Section 5.4 shall be subject to Seller's and Purchaser's rights and obligations with respect to Voluntary Title Exceptions and Liquidated Sum Title Exceptions as set forth in Sections 5.5 and 5.6 below, respectively.

                  SECTION 5.5. VOLUNTARY TITLE EXCEPTIONS. If, from time to time prior to the Closing, Purchaser shall become aware of any Voluntary Title Exceptions, then Purchaser shall promptly notify Seller thereof, which notice shall describe in reasonable detail the Voluntary Title Exceptions(s). Seller shall discharge all Voluntary Title Exceptions on or prior to Closing. Seller shall be entitled to one or more adjournments of the Closing Date not to exceed ninety (90) days in the aggregate (inclusive of any adjournments made by Seller pursuant to Sections 5.4 and 5.6 hereof) to discharge Voluntary Title Exceptions. If Seller shall not discharge all Voluntary Title Exceptions on or prior to Closing, then same shall constitute a material default under this Agreement on the part of Seller.

                  SECTION 5.6. LIQUIDATED SUM TITLE EXCEPTIONS. On or prior to Closing, Seller shall discharge all Liquidated Sum Title Exceptions; provided, however, that Seller's obligations under this Section 5.6 shall be subject to and limited by the following provisions:

                           (a) Notwithstanding the foregoing provisions of this
Section 5.6, Seller shall have no obligation to expend more than the Liquidated Sum Amount in the aggregate in order to cause all Liquidated Sum Title Exceptions to be discharged. Seller shall be entitled to one or more adjournments of the Closing Date not to exceed ninety (90) days in the aggregate (inclusive of any adjournments made by Seller pursuant to Sections 5.4 and 5.5 above) to discharge Liquidated Sum Title Exceptions.

                           (b) If, from time to time and at any time at or prior
to the Closing, Seller shall determine that the sum of (i) the cost to discharge all then undischarged Liquidated Sum Title Exceptions, plus (ii) all amounts expended by Seller on or prior to such date (but after the date of this Agreement) to discharge any Liquidated Sum Title Exceptions shall exceed the Liquidated Sum Amount, then Seller may (but shall not be obligated to) notify Purchaser thereof (the "SELLER LIQUIDATED SUM TITLE EXCEPTION NOTICE"), which notice shall describe in reasonable detail (x) the Liquidated Sum Title Exceptions that are then in existence and have not been discharged and (y) the amounts expended by Seller on or prior to such date (but after the date of this Agreement) to discharge any Liquidated Sum Title Exceptions, together with documentation reasonably evidencing the same. If Seller shall give a Seller Liquidated Sum Title Exception Notice to Purchaser, then Purchaser shall have the right, as and for its sole and exclusive remedy, to elect one of the following two alternatives:

                                (i) Purchaser may elect to close otherwise in accordance with this Agreement, notwithstanding the existence of such Liquidated Sum Title Exceptions. If Purchaser so elects, then, subject to Purchaser's rights with respect to any Voluntary Title Exceptions as set forth in Section 5.5 above, (1) Purchaser shall be deemed to have waived all of the Title Exceptions (including, without limitation, the Liquidated Sum Title Exceptions) that were not discharged on or prior to the Closing and the same shall not be grounds for an objection to title, (2) Purchaser shall not have any right of action against Seller for or in connection with such undischarged Title Exceptions, at law or in equity and (3) Purchaser shall receive a credit against the Purchase Price in an amount equal to the lesser of (x) the aggregate amount needed to discharge such undischarged Liquidated Sum Title Exceptions and (y) the excess of the Liquidated Sum Amount over the amounts expended by Seller on or prior to the Closing Date (but after the date of this Agreement) to discharge any Liquidated Sum Title Exceptions; or

                                (ii) Purchaser, by written notice given to Seller on or prior to the Closing Date (as so adjourned), may elect to terminate this Agreement. If Purchaser shall fail to notify Seller of such election on or prior to the Closing Date (as so adjourned), then Purchaser shall irrevocably be deemed to have elected to proceed to Closing as provided in clause (i) of this Section 5.6(b). If this Agreement is terminated pursuant to this Section 5.6(b)(ii), then (I) the Cash Deposit (together with any interest earned thereon) shall be returned to Purchaser and (II) neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement.

                  SECTION 5.7. VIOLATIONS. Seller shall have no responsibility or obligation with respect to Violations, and Purchaser shall accept title to the Units subject to all Violations existing as of the date hereof or which may arise after the date hereof, without claim or offset, or abatement or reduction of the Purchase Price.

                  SECTION 5.8. PURCHASER'S RIGHT TO ACCEPT TITLE. Notwithstanding the foregoing provisions of this Article V, Purchaser may, by notice given to Seller at any time prior to the Closing Date (as it may have been adjourned by Seller pursuant to this Article V), elect to accept such title as Seller can convey, notwithstanding the existence of any Title Exceptions which are not Permitted Exceptions. In such event, this Agreement shall remain in effect and the parties shall proceed to Closing but, except to the extent set forth in Sections 5.5 and 5.6, Purchaser shall not be entitled to any abatement of the Purchase Price, any credit or allowance of any kind or any claim or right of action against Seller for damages or otherwise by reason of the existence of any Title Exceptions which are not Permitted Exceptions.

                  SECTION 5.9. PURCHASER'S COOPERATION. Purchaser and Seller shall cooperate with the Title Insurer in connection with obtaining title insurance insuring title to the Units subject only to the Permitted Exceptions. In furtherance and not in limitation of the foregoing, at or prior to the Closing, Purchaser and Seller shall deliver to the Title Insurer such affidavits, certificates and other instruments as are requested by the Title Insurer and customarily furnished by sellers and purchasers of property in connection with commercial transactions of this kind.

                                   ARTICLE VI

                               CONDITION OF UNITS

                  SECTION 6.1. CONDITION OF UNITS. Purchaser is a sophisticated investor and its valuation of, and decision to purchase, the Units is based upon its own independent expert evaluations of such facts and materials deemed relevant by Purchaser and its agents. Other than the representations and warranties of Seller specifically set forth herein, Purchaser has not relied in entering into this Agreement upon any oral or written information from Seller, in any capacity, or any of its employees, affiliates, agents, consultants, advisors or representatives, including, without limitation, any appraisals, projections or evaluations of credit quality prepared by Seller or any of its employees, affiliates, agents, consultants, advisors or representatives. Purchaser further acknowledges that no employee, affiliate, agent, consultant, advisor or representative of Seller has been authorized to make, and that Purchaser has not relied upon, any statements or representations other than those specifically contained in this Agreement. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees that, except as expressly set forth in Section 10.2 hereof, Purchaser is purchasing the Units "as is" and "where is" on the Closing Date (and subject to all Local Law 5 Violations), and, except as expressly set forth in this Agreement, Seller is making no representation or warranty, express or implied, and Purchaser has not relied on any representation or warranty, express or implied, regarding the Units, including, without limitation, any representation or warranty with respect to
(a) the business or financial condition of any tenant of the Units, (b) the physical condition of the Personal Property or the Units or their fitness, merchantability or suitability for any use or purpose, (c) the Leases, rents, income or expenses of the Units, (d) the compliance or non-compliance with any laws, codes, ordinances, rules or regulations of any Governmental Authority and any violations thereof or (e) the current or future use of the Units, including, but not limited to, the Units' use for commercial, office, retail, industrial or other purposes. Except as specifically set forth in this Agreement, Seller is not liable or bound in any manner by any verbal or written statements, representations, real estate brokers' "set-ups," offering memorandum or information pertaining to the Units furnished by any real estate broker, advisor, consultant, agent, employee, representative or other Person. Purchaser further acknowledges and agrees that the provisions of this Section 6.1 were a material factor in the determination of the Purchase Price.

                                   ARTICLE VII

                                     CLOSING

                  SECTION 7.1. CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall be held at the offices of Robinson Silverman Pearce Aronsohn & Berman LLP, 1290 Avenue of the Americas, New York, New York 10104 (or, if required by Purchaser's lender, at Purchaser's lender's or Purchaser's lender's attorney's offices if the same are located in Manhattan) at 10:00 a.m. on the first Business Day that is ninety (90) days after the Due Diligence Expiration Date (such date, as it may be adjourned pursuant to one or more of the provisions of this Agreement, being herein called the "CLOSING DATE"). Subject only to any right of adjournment specifically and expressly granted in this Agreement, TIME SHALL BE OF THE ESSENCE with respect to Purchaser's obligations to close on the Closing Date.

                  SECTION 7.2. ADJOURNMENT. Notwithstanding the provisions of
Section 7.1 above,

                           (a) Seller shall have the right, upon two (2)
Business Days written notice to Purchaser, to adjourn the Closing to a date specified in such notice, provided, however, that in no event shall Seller's adjournment(s) serve to extend the Closing to a date which is later than one hundred fifty (150) days after the date of this Agreement (provided, however, that the provisions of this Section 7.2 shall not limit any time periods with respect to adjournments otherwise granted to Seller hereunder).

                           (b) Purchaser shall have the right, upon two (2)
Business Days written notice to Seller, to adjourn the Closing for up to fifteen
(15) days to a date specified in such notice, provided, however, that in no event shall Purchaser's adjournment(s) serve to extend the Closing to a date which is later than one hundred twenty (120) days after the date of this Agreement (the "OUTSIDE CLOSING DATE"), TIME BEING OF THE ESSENCE as to Purchaser's obligations to close on or prior to the Outside Closing Date.

                                  ARTICLE VIII

                               CLOSING DELIVERIES

                  SECTION 8.1. DOCUMENTS AND PAYMENTS TO BE DELIVERED AT THE CLOSING. At the Closing:

                           (a) Purchaser shall deliver to Seller the Cash
Balance and any other amounts payable by Purchaser to Seller, at the Closing, pursuant to this Agreement;

                           (b) Seller shall execute, acknowledge and deliver to
Purchaser a deed of the Units, in the form of Exhibit F attached hereto, in proper form for recording (which deed shall include, if necessary, the language required by Section 8(c)(ii) of the Declaration);

                           (c) Seller shall execute, acknowledge and deliver to
Purchaser a general bill of sale, in the form of Exhibit G attached hereto, conveying to Purchaser all of Seller's right, title and interest in and to the Personal Property;

                           (d) Seller and Purchaser shall each execute,
acknowledge and deliver an assignment and assumption, in the form of Exhibit H attached hereto, which provides for the assignment by Seller, in accordance with this Agreement, of all of Seller's right, title and interest as landlord in and to the Leases and the assumption by Purchaser of all of Seller's obligations as landlord under the Leases arising from and after the Closing Date;

                  (e) Seller and Purchaser shall each execute, acknowledge and deliver an assignment and assumption, in the form of Exhibit I attached hereto, which provides for the assignment by Seller, in accordance with this Agreement, of all of Seller's right, title and interest as the owner of the Units in, to and under the Contracts and the Permits, and the assumption by Purchaser of all of Seller's obligations as the owner of the Units under such Contracts and Permits, arising from and after the Closing Date;

                  (f) Seller shall deliver to Purchaser the portion of the security deposits which are held in cash by Seller under the Leases and which are unapplied as of the Closing Date (together with accrued interest thereon, if any, less Seller's proportionate share of administrative fees, if any) by, at Seller's option, (i) payment of the amount thereof to Purchaser, (ii) a credit to Purchaser against the Cash Balance and/or (iii) assignment to Purchaser of the bank accounts (or other security) in which same are held, which assignment shall be in form reasonably acceptable to the depository bank and Seller and Purchaser. With respect to those tenant security deposits which are held in the form of letters of credit, Seller shall deliver to Purchaser such letters of credit which are in Seller's possession as of the Closing Date, and shall cooperate with Purchaser in executing and delivering such instruments as Purchaser reasonably requests and which are reasonably necessary to transfer or assign such letters of credit to Purchaser to the extent the same are transferrable or assignable;

                           (g) Seller shall deliver to Purchaser executed
original counterparts or, to the extent executed original counterparts are not in Seller's possession, copies of all Leases and Contracts in Seller's possession;

                           (h) Seller shall execute and deliver to Purchaser a
certification of non- foreign status, in form required by the Internal Revenue Code Section 1445 and the regulations issued thereunder. Seller understands that such certification will be retained by Purchaser and will be made available to the Internal Revenue Service on request;

                           (i) Purchaser and Seller shall jointly execute notice
letters, in the form of Exhibit J attached hereto, to the tenants under the Leases;

                           (j) Purchaser shall deliver to Seller (i) a copy of
the operating agreement of Purchaser, certified as true and correct by the managing member of Purchaser and (ii) a certified copy of such limited liability company documents of Purchaser as are reasonably necessary to demonstrate that the transactions contemplated hereby have been authorized by all necessary organizational action of Purchaser;

                           (k) Seller and Purchaser shall each execute,
acknowledge and deliver a Real Property Transfer Tax Return pursuant to Chapter 46, Title II of the New York City Administrative Code;

                           (l) Seller and Purchaser shall each execute,
acknowledge and deliver a

New York State Real Estate Transfer Tax Return Credit Line Mortgage Certificate (TP-584), or any successor form(s) then required to be filed with respect to the payment of the New York State Real Estate Transfer Tax;

                           (m) Seller shall deliver to Purchaser the Tenant
Estoppel Certificates received by Seller;

                           (n) Seller shall deliver to Purchaser a statement by
the Condominium or its managing agent that the Common Charges and any assessments then due and payable by Seller to the Condominium in respect of the Units have been paid to the Closing Date;

                           (o) Seller shall deliver to the Title Insurer
evidence reasonably satisfactory to the Title Insurer that Seller (and the individual(s) executing documents on behalf of Seller) are authorized to consummate the transaction contemplated herein as of the Closing Date;

                           (p) Seller shall duly execute and deliver to
Purchaser the Seller's Representation Certificate referenced in Section 10.4(b) hereof, and Purchaser shall duly execute and deliver to Seller the Purchaser's Representation Certificate referenced in Section 10.4(a) hereof;

                           (q) Seller shall deliver to Purchaser resignations
from all members of the Board of Managers which were appointed by Seller;

                           (r) Seller shall deliver to Purchaser (i) a copy of
the certificate of incorporation of Seller, certified as true and correct by an officer of Seller, and (ii) a certified copy of such corporate documents of Seller as are reasonably necessary to demonstrate that the transactions contemplated hereby have been authorized by all necessary corporate action of Seller;

                           (s) Seller shall deliver to Purchaser copies of all
files in Seller's possession relating to tenants under Leases;

                           (t) Seller shall deliver to Purchaser all keys with
respect to the Units which are in Seller's possession;

                           (u) Purchaser shall deliver an executed Power of
Attorney to the Board of Managers if and as required under the Condominium Documents;

                           (v) Unless Seller makes the election described in
Section 3.1(b) hereof, Purchaser shall execute and deliver the Note and the Purchase Money Mortgage (or the personal guarantee described in Section 3.1(a), if applicable) to Seller; and

                           (w) Seller shall execute and/or deliver such other
instruments or
documents which by the terms of this Agreement are to be delivered by Seller at Closing, and Purchaser shall execute and/or deliver such other instruments or documents which by the terms of this Agreement are to be delivered by Purchaser at Closing.

                                   ARTICLE IX

                              CONDITIONS TO CLOSING

                  SECTION 9.1. CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE. Purchaser's obligation to purchase the Units is subject to the satisfaction of the following conditions precedent, any or all of which may be waived by
Purchaser:

                           (a) This Agreement shall be in full force and effect
and there shall not then exist any event which would allow Purchaser to terminate this Agreement pursuant to the express terms hereof; and

                           (b) Seller shall have complied, in all material
respects, with its obligations under Article VIII hereof.

                           (c) Seller shall have delivered to Purchaser Tenant
Estoppel Certificates which are delivered by tenants within 60 days prior to the date originally scheduled for the Closing (i.e., not taking into account adjournments of the Closing) from either (i) tenants under the Leases demising an aggregate number of rentable square feet equal to at least seventy- five (75%) percent of the aggregate number of rentable square feet contained in the Unit as of the date of this Agreement, or (ii) seventy-five (75%) percent of the tenants under the Existing Leases as of the date of this Agreement (in any event including at least three of the following tenants: Secretariat of the Commonwealth of Nations, Permanent Mission of Barbados, Kanan, Corbin, and LS, Inc.), or (iii) tenants under Existing Leases, which Existing Leases account for, in the aggregate, seventy-five (75%) percent of the total Fixed Rent payable with respect to the Units as of the date hereof. If, as of the Closing, Seller shall not have satisfied the condition set forth in the preceding sentence, then Seller may, at its election, satisfy such condition by delivering to Purchaser estoppel certificate(s) executed by Seller as the landlord under any Lease for which a Tenant Estoppel Certificate has not been obtained to the extent necessary to satisfy such condition, which estoppel certificate shall state (i) whether such Existing Lease is unmodified and in full force and effect, or if there have been modifications, whether the same is in full force and effect as modified and stating the modifications, (ii) the amount of fixed rent payable under such Existing Lease, and the dates to which such fixed rent and any additional rent have been paid, and (iii) whether or not, to the best of Seller's knowledge, there exists any default by the tenant under such Existing Lease, and if so, specifying each such default.

                  SECTION 9.2. CONDITIONS TO SELLER'S OBLIGATION TO CLOSE. Seller's obligation to sell the Units is subject to the satisfaction of the following conditions precedent, any or all of which may be waived by Seller:

                           (a) This Agreement shall be in full force and effect
and there shall not then exist any event which would allow Seller to terminate this Agreement pursuant to the express terms hereof; and

                           (b) Purchaser shall have complied, in all material
respects, with its obligations under Article VIII hereof.

                                    ARTICLE X

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 10.1. REPRESENTATIONS AND WARRANTIES BY SELLER AS TO SELLER. Seller represents and warrants to Purchaser that, as of the date hereof:

                           (a) Authority; Binding on Seller; Enforceability.
Seller is duly organized, validly existing and in good standing in its jurisdiction of incorporation. Seller has corporate powers adequate for the making and performing of this Agreement, has taken all corporate action required to execute, deliver and perform this Agreement and to make all of the provisions of this Agreement the valid and enforceable obligations they purport to be and has caused this Agreement to be executed by a duly authorized officer or officers of Seller.

                           (b) Conflict with Existing Laws or Contracts. The
execution and delivery of this Agreement and all related documents and the performance of its obligations hereunder and thereunder by Seller does not conflict with any provision of any law or regulation to which Seller is subject, conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which Seller is a party or by which Seller is bound or any order or decree applicable to Seller or result in the creation or imposition of any lien on any of its assets or property, which would materially and adversely affect the ability of Seller to perform its obligations under this Agreement; and Seller has obtained all consents, approvals, authorizations or orders including those of any court or governmental agency or body, if any, required for the execution, delivery and performance by Seller of this Agreement.

                           (c) Legal Action Against Seller. Except as may be set
forth on Exhibit K, there is no action, suit or proceeding pending against Seller in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of Seller to perform its obligations under this Agreement.

                           (d) Bankruptcy of Seller. Seller has not filed any
petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Seller. Seller is not insolvent and the consummation of the transac tions contemplated by this Agreement shall not render Seller insolvent. No general assignment of Seller's property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Seller or any of its property.

                  SECTION 10.2. REPRESENTATIONS AND WARRANTIES BY SELLER AS TO THE UNITS. Seller represents and warrants to Purchaser that, as of the date hereof:

                           (a) Owner. Seller is the owner of record title to the
Units, and has the right, power and authority to sell the Units pursuant to the terms of this Agreement and the Declaration.

                           (b) Leases.

                                (i) There are no leases, licenses or other occupancy agreements which are in effect as of the date hereof with respect to the Units and under which Seller is the holder of the landlord's interest, other than the Existing Leases, copies of which have been initialed by both Seller and Purchaser. The information provided on Exhibit B, including the security deposits held by Seller under the Existing Leases, is true, correct and complete in all material respects; provided, however, since Purchaser has reviewed each of each of the Existing Leases, in the event that there is any discrepancy between the information contained in Exhibit B and the terms and provisions of any of the Existing Leases, the terms and provisions of the Existing Leases shall be effective as against Seller and Purchaser, and Seller shall not be deemed to have breached the representation contained in this subclause (b)(i) by reason of such discrepancy.

                                (ii) Except as otherwise noted on the arrearage schedule attached as part of Exhibit B, (1) each of the Existing Leases is in full force and effect, (2) no written notice of a material default on the part of the tenant under any of the Existing Leases has been sent by Seller, other than a default notice setting forth a material default which, as of the date hereof, has been cured, (3) no written notice of a material default on the part of the landlord under any of the Existing Leases has been received by Seller, other than a default notice setting forth a material default which, as of the date hereof, has been cured, (4) no Fixed Rent payable under any Existing Lease is more than thirty (30) days in arrears of the date that the same is required to be paid under the terms of such Existing Lease and
         (5) subject to the provisions of Section 11.6 below applicable to Post-Contract Lease Costs, all decorating, alterations and other work required to be performed by Seller pursuant to each Existing Lease prior to the Closing Date, or any cost thereof to be reimbursed to any such tenants, has been performed or reimbursed, or will be performed or reimbursed by Seller, prior to the Closing Date.

                                (iii) Except as may be set forth in the Existing Leases or the Declaration, (i) no tenant is entitled to any rent concession, rebate, offset, allowance or free rent for any period subsequent to the date hereof, and (ii) no person, firm or entity has any rights to purchase or acquire all or any part of the Units, including, without limitation, a right of first refusal.

                           (c) Brokerage. Subject to the provisions of Section
11.6 below applicable to Post-Contract Lease Costs, all brokerage commissions already payable in connection with the Existing Leases have been or will be paid in full prior to the Closing.

                           (d) Contracts.

                                (i) There are no service contracts, maintenance contracts, brokerage agreements, union contracts, management contracts, concession agreements, agency agreements or any other written contracts or agreements by which Seller is bound and which affect solely the Units (as opposed to the entire Condominium or all of the Units) on the date hereof, except for (1) the Existing Contracts and (2) the Existing Leases. Nothing contained in this Agreement shall be deemed to be a representation, warranty or assurance that the Existing Contracts, or any of them, will be in effect at the Closing; it being agreed that the termination of any Existing Contract prior to the Closing shall not affect Purchaser's obligations hereunder, which shall remain in full force and effect notwithstanding such termination, and Seller expressly reserves the right to terminate any of the Existing Contracts (or any additional such agreements entered into between the date of this Agreement and the Closing Date) at any time on or prior to the Closing Date.

                                (ii) Except as otherwise noted on Exhibit D, (1) each of the Existing Contracts is in full force and effect, (2) no written notice of a material default on the part of the other party to any of the Existing Contracts has been sent by Seller, other than a default notice setting forth a material default which, as of the date hereof, has been cured and (3) no written notice of a material default on the part of Seller under any of the Existing Contracts has been received by Seller, other than a default notice setting forth a material default which, as of the date hereof, has been cured.

                           (e) Litigation. Except as set forth on Exhibit K
(which actions are covered by insurance and may affect either the Units or the Condominium), to the actual knowledge of Seller, there are no actions, suits or proceedings pending, or any order, injunction or decree outstanding, existing or relating to the Units (as opposed to the Condominium), which has not been disclosed in writing by Seller to Purchaser on or before the date hereof and could have a material adverse effect upon the Units or title thereto.

                           (f) Condemnation. As of the date hereof, there are no
pending or, to Seller's actual knowledge, threatened condemnation or eminent domain proceedings that would affect any part of the Units.

                           (g) Compliance with Laws; Permits. Other than Local
Law 5 Violations, or as disclosed in the public records on the date hereof, or as disclosed in written notices which have been delivered to Purchaser, no written notice has been received by Seller from any Governmental Authority to the effect that (i) any zoning law, ordinance or regulation has been violated by the current operation, occupancy or use of the Units which violation has not been cured, (ii) any federal, state or municipal law, ordinance or regulation has been violated by the current operation, occupancy or use of the Units which violation has not been cured, or (iii) any Permits have not been issued and paid for and are not in full force and effect, in each case, without which the operation of the Units would be materially and adversely affected. Notwithstanding the foregoing provisions of this Section 10.2(g), except to represent and warrant that no notice of violation has been received, no representation is made by Seller with respect to compliance with or any violation of the Americans With Disabilities Act of 1991, 42 U.S.C.
Sections 12101 et seq. or the Energy Policy Act of 1992, 42 U.S.C.
Sections 13201 et seq.

                           (h) Environmental Matters. Except as may be set forth
in the public records on the date hereof, as the same may from time to time be updated and/or continued, Seller has not received written notice from any Governmental Authority that the Units are in violation of any applicable federal, state or municipal law, ordinance or regulation regarding Hazardous Substances in any material respect.

                           (i) Personal Property. The Personal Property is owned
by Seller free and clear of any lien or encumbrance other than the Permitted Exceptions and any lien or encumbrance that shall be discharged at or prior to Closing.

                           (j) Condominium. Seller (i) has not received written
notice from the Board of Managers claiming non-compliance by Seller with the Declaration, the By-Laws of the Condominium, or any rules and regulations of the Condominium, (ii) has no actual knowledge of any actual imposition by the Board of Managers upon Seller of an obligation to contribute funds to a condominium reserve fund, and (iii) has not received written notice of any future assessments actually levied by the Condominium with respect to the Units.

                           (k) Condominium Documents. The Condominium Documents
are in full force and effect and have not been modified or amended except as set forth herein.

                           (l) Insurance. Insurance currently maintained with
respect to the Units is set forth on Exhibit C attached hereto.

                  SECTION 10.3. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller that, as of the date hereof:

                           (a) Authority; Binding on Purchaser; Enforceability.
Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York, with limited liability company powers adequate for the making and performing of this Agreement and for carrying on the business now conducted or proposed to be conducted by it. The managing member or manager of Purchaser is Philip Pilevsky or an entity of which Philip Pilevsky is the managing member or manager, and Philip Pilevsky or an entity existing for the benefit of Philip Pilevsky's immediate family is the owner of a majority of and the controlling interest in the membership interests of Purchaser or the entity which is the managing member or manager of Purchaser. Purchaser has taken all limited liability company action required to execute, deliver and perform this Agreement and to make all of the provisions of this Agreement the valid and enforceable obligations they purport to be and has caused this Agreement to be executed by a duly authorized officer. Purchaser is duly qualified and in good standing as a foreign limited liability company in all jurisdictions where it is required so to be qualified, except for failures to be so qualified that do not in the aggregate have any material adverse effect on Purchaser and which will not affect the validity of this Agreement.

                           (b) Conflict with Existing Laws or Contracts. The
execution and delivery of this Agreement and all related documents and the performance of its obligations here under and thereunder by Purchaser do not conflict with any provision of any law or regulation to which Purchaser is subject, conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which Purchaser is a party or by which Purchaser is bound or any order or decree applicable to Purchaser, or result in the creation or imposition of any lien on any of Purchaser's assets or property, which would materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement; and Purchaser has obtained all consents, approvals, authorizations or orders of any court or governmental agency or body, if any, required for the execution, delivery and perfor mance by Purchaser of this Agreement.

                           (c) Legal Action Against Purchaser. There are no
judgments, orders or decrees of any kind against Purchaser unpaid or unsatisfied of record or any legal action, suit or other legal or administrative proceeding pending, threatened or reasonably anticipated which could be filed before any court or administrative agency which has, or is likely to have, any material adverse effect on (i) the business or assets or the condition, financial or otherwise, of Purchaser or (ii) the ability of Purchaser to perform its obligations under this Agreement.

                           (d) Bankruptcy or Debt of Purchaser; Financial
Condition. Purchaser has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Purchaser. No general assignment of Purchaser's property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Purchaser or any of its property. Purchaser is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Purchaser insolvent. Purchaser has now and will have as of the Closing Date sufficient capital or net worth to meet its current obligations. Purchaser certifies that any financial statements and any financial statements of Purchaser and/or any Affiliate of Purchaser submitted to Seller have been prepared in accordance with generally accepted accounting principles recognized by the American Institute of Certified Public Accountants or the Financial Accounting Standards Board, or any successors thereto, and are true and correct and that no circumstances have occurred or come to its attention since the date of such financial statements which would have a material adverse impact on the financial condition of Purchaser or such Affiliate as indicated on any such financial statements delivered to Seller.

                           (e) Sale Not Pursuant to Offering Plan. Purchaser is
represented by counsel in connection with the transaction contemplated by this Agreement, is a sophisticated party with financial wherewithal to bear any risks which may be associated with the transaction contemplated by this Agreement, and has sufficient knowledge and experience in real estate and the law with respect to transactions involving the purchase and sale of condominium interests. Purchaser acknowledges that the sale of the Units to Purchaser is not a sale to the public pursuant to an offering plan, and that Purchaser has had access to all information with respect to the Units reasonably requested by Purchaser. Purchaser recognizes that upon any resale of the Units by Purchaser, Purchaser shall be subject to the terms and conditions contained in the Declaration (including, without limitation, Section 8(c) thereof), and that it may be necessary for Purchaser to comply with applicable state securities laws relating to certain filing and disclosure requirements.

                  SECTION 10.4. CLOSING CERTIFICATES OF SELLER AND PURCHASER.

                           (a) Purchaser's Closing Certificate. At the Closing,
Purchaser shall execute and deliver to Seller an instrument in which Purchaser shall remake the representations and warranties made by Purchaser pursuant to
Section 10.3 above as of the Closing Date; provided, however, that Purchaser, in such instrument, may also (i) advise Seller of any events occurring between the date hereof and the Closing Date which affect the accuracy of such representations and warranties (as made as of the Closing Date) and (ii) correct such representations and warranties (as made as of the date hereof) to reflect any discovered inaccuracy therein (such instrument being herein called "PURCHASER'S REPRESENTATION CERTIFICATE"). Any updated information set forth in the Purchaser's Representation Certificate pursuant to the preceding subclause
(i) which has a material adverse effect on Seller, together with any correction of any representation and warranty as set forth in the Purchaser's Representation Certificate pursuant to the preceding subclause (ii) which has a material adverse effect on Seller, are herein collectively called "PURCHASER'S ADVERSE CHANGES."

                           (b) Seller's Closing Certificate. At the Closing,
Seller shall execute and deliver to Purchaser an instrument ("SELLER'S REPRESENTATION CERTIFICATE") in which Seller shall remake the representations and warranties made by Seller pursuant to Section 10.1 and, subject to the following provisions of this Section 10.4(b), Section 10.2 above as of the Closing Date; provided, however, that:

                                (i) the representations and warranties contained in Section 10.2(b) of this Agreement shall be remade in the Seller's Representation Certificate as to the New Leases only (i.e., not as to the Existing Leases);

                                (ii) Seller shall not be obligated or deemed to remake the representations and warranties contained in Section 10.2(c) of this Agreement as of the Closing Date (the treatment of brokerage commissions payable under any New Leases being set forth in Section 11.6 hereof); and

                                (iii) the representations and warranties contained in Section 10.2(d) of this Agreement shall be remade in the Seller's Representation Certificate as to the New Contracts only (i.e., not as to the Existing Contracts).

Seller, in Seller's Representation Certificate, may also (A) advise Purchaser of any events occurring between the date hereof and the Closing Date which affect the accuracy of such representations and warranties (as made as of the Closing
Date), including, without limitation, those made pursuant to subclauses (i) and
(iii) above, and (B) correct such representations and warranties (as made as of the date hereof) to reflect any discovered inaccuracy therein. Any updated information set forth in the Seller's Representation Certificate pursuant to subclause (A) of the preceding sentence which has a material adverse effect on Purchaser, together with any correction of any representation and warranty as set forth in the Seller's Representation Certificate pursuant to subclause (B) of the preceding sentence which has a material adverse effect on Purchaser, are herein collectively called "SELLER'S ADVERSE CHANGES."

                  SECTION 10.5. TENANT ESTOPPEL CERTIFICATES. If and to the extent that a Tenant Estoppel Certificate is delivered by any tenant under a Lease, and such Tenant Estoppel Certificate confirms any representations and warranties made by Seller with respect to such Lease pursuant to Section 10.2(b) hereof, then those representations and warranties made by Seller which are confirmed by the Tenant Estoppel Certificate shall automatically become null and void and shall not survive after the date of such Tenant Estoppel Certificate.


                  SECTION 10.6. SURVIVAL. The representations and warranties of Seller set forth in Sections 10.2(b), (c), (d), (e), (f), (g), (h), (i), and
(j), and the representations and warranties of Purchaser set forth in Section 10.3, including, without limitation, any remake of such representations and warranties in Seller's Representation Certificate and Purchaser's Representation Certificate, as the case may be, shall survive the Closing for the Survival Period (except for any earlier termination in accordance with Section 10.5).

                                   ARTICLE XI

                                    COVENANTS

                  SECTION 11.1. OPERATION OF UNITS. Between the date hereof and the Closing Date, Seller shall continue to maintain the Units in the ordinary course and substantially in accordance with the practices and procedures customarily followed by Seller in the maintenance of the Units prior to the date hereof; provided, however, that Seller shall have no obligation to make any repairs or expenditures that are capital in nature. Purchaser recognizes that Seller shall have the right to apply any security deposits held by Seller under the Existing Leases in accordance with the terms of such Existing Leases. Seller makes no representations with respect to the performance by tenants of their obligations under the Existing Leases between the date hereof and the Closing.

                  SECTION 11.2. INSURANCE. Between the date hereof and the Closing Date, Seller shall either (a) maintain in full force and effect all insurance policies owned by Seller and relating to fire or other casualty in effect on the date hereof with respect to the Units or (b) replace such insurance policies with other policies providing coverage equivalent thereto.

                  SECTION 11.3. MODIFICATION OF LEASES. Between the date hereof and the Closing Date, Seller shall not materially modify or materially amend any of the Existing Leases or New Leases without Purchaser's prior written consent in each instance, which consent shall not be unreasonably withheld, provided, however, that Seller shall have the right, without Purchaser's consent, to enter into any modification or amendment of any Existing Lease or New Lease (x) that is required pursuant to the existing terms (or any other terms as approved or deemed approved by Purchaser in accordance with this Agreement) of any Existing Lease or New Lease or that is entered into to effectuate or memorialize the exercise of any right or option contained in any Existing Lease or New Lease, or
(y) if Purchaser shall default in any material respect under any representation, warranty, covenant, agreement or other obligation of Purchaser set forth in this Agreement. If required, Purchaser's consent shall be deemed granted if not denied by notice (stating the grounds for denial with reasonable specificity) given to Seller within seven (7) Business Days after Purchaser's receipt of a written request for such consent by Seller, together with copies of any proposed documents, and any other information reasonably requested by Purchaser and in Seller's possession at that time in order for Purchaser to make its determination.

                  SECTION 11.4. TERMINATION OF LEASES. Between the date hereof and the Closing Date, Seller shall not cancel, accept the surrender of, or terminate any of the Existing Leases or New Leases without Purchaser's prior written consent in each instance, which consent shall not be unreasonably withheld; provided, however, Seller shall have the right, without Purchaser's consent, to cancel, accept the surrender of, or terminate an Existing Lease or New Lease (a) if such cancellation, surrender or termination is predicated upon a material default of the tenant thereunder, (b) if such cancellation, surrender or termination is made by the tenant pursuant to the terms of such Existing Lease or New Lease or (c) if Purchaser shall default in any material respect under any representation, warranty, covenant, agreement or other obligation of Purchaser set forth in this Agreement. If required, Purchaser's consent shall be deemed granted if not denied by notice (stating the grounds for denial with reasonable specificity) given to Seller within seven (7) Business Days after request for such consent by Seller. Purchaser agrees that (i) no representation or warranty has been made, and no responsibility is assumed, by Seller with respect to the continued occupancy of any portion of the Units by any tenant, and Seller does not guarantee or undertake to insure that any tenant will be in occupancy at the Closing, (ii) prior to the Closing, Seller shall have the right, but not the obligation, upon written notice to Purchaser, to enforce its rights against any tenant(s), by summary proceedings or otherwise and (iii) the dispossession or removal of any tenant(s) prior to the Closing predicated upon a default by such tenant under its lease shall not be the basis for any claim by Purchaser against Seller or affect any of Purchaser's covenants and obligations under this Agreement.

                  SECTION 11.5. NEW LEASES. Between the date hereof and the Closing Date, Seller shall not enter into any New Lease or renew or extend any Existing Lease (other than renewals or extensions required pursuant to the terms of such Existing Lease) without Purchaser's prior written consent in each instance, provided, however, that (i) Purchaser shall not be entitled to withhold its consent if such New Lease is at market rent and otherwise is on commercially reasonable terms (and, in the exercise of reasonable judgment, the proposed tenant is of reputable character and does not threaten the security of the Units), and (ii) if, in violation of (i), Purchaser shall deny its consent to any such New Lease and/or renewal or extension of an Existing Lease, Purchaser shall, (x) at the time of and as a condition to such denial, add to the Cash Deposit the amount of rent which would have been payable under the New Lease or renewal or extension up to the Closing Date (such amount to be adjusted at the Closing if and when the Closing Date may be adjourned) pursuant to the terms of such New Lease or renewal or extension of an Existing Lease and (y) at the Closing, pay to Seller the amount of such rent which would have been payable up to the Closing Date.

                  SECTION 11.6. PAYMENT OF POST-CONTRACT LEASE COSTS. Purchaser shall pay and be solely responsible for the payment of (or, to extent paid by Seller, shall reimburse Seller at the Closing for), all Post-Contract Lease Costs paid or payable by the landlord in connection with (i) any New Lease or any modification or amendment of any New Lease, (ii) any modification or amendment of any Existing Lease executed after the date hereof, (iii) any renewal options, extension options or expansion options which are exercised or become effective between the date hereof and the Closing Date pursuant to the terms of each respective Existing Lease and New Lease and (iv) any space leased pursuant to rights of first refusal or first offer or similar rights which are exercised between the date hereof and the Closing Date. For purposes of this Agreement, "POST-CONTRACT LEASE COSTS" shall mean leasing and brokerage commissions, any direct payments, work allowances and work letters paid or granted to or for the benefit of the tenant under a lease and any free rent, rent allowances or rent credits paid or granted to such tenant (and, in the case of any such inducement not paid in cash, the dollar value thereof), advertising expenses and legal fees and disbursements. The provisions of this Section 11.6 shall survive the Closing.

                  SECTION 11.7. ESTOPPEL CERTIFICATES. Seller shall request that the tenant under each of the Existing Leases execute and deliver to Seller an estoppel certificate (in a commercially reasonable form to be provided to Seller by Purchaser prior to the Due Diligence Expiration Date, time being of the essence as to the delivery of such form by Purchaser); provided, however, that
(i) if Purchaser fails to deliver the aforesaid form of estoppel certificate prior to the Due Diligence Expiration Date, Seller shall be permitted to use Seller's form of estoppel certificate, and (ii) if any tenant objects to the form of such tenant estoppel certificate, and such tenant's Lease prescribes the form or contents of an estoppel certificate to be delivered by the tenant thereunder, then Seller may permit such tenant to execute and deliver an estoppel certificate in substantially the form required pursuant to the applicable Existing Lease. Each estoppel certificate so requested pursuant to this Section 11.7 is herein referred to as a "TENANT ESTOPPEL CERTIFICATE."

                  SECTION 11.8. AMENDMENT OF CONDOMINIUM DOCUMENTS. Between the date hereof and the Closing Date, Seller shall not amend or modify, or consent to any amendment of modification of, the Condominium Documents without Purchaser's prior written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Purchaser hereby acknowledges that if Seller's consent is not required to amend or modify the Condominium Documents, then the Condominium Documents may be modified prior to the Closing Date, and such modification(s) or amendment(s) shall not affect Purchaser's obligations under this Agreement.

                                   ARTICLE XII

                                   INSPECTION

                  SECTION 12.1. DUE DILIGENCE PERIOD.

                  (a) The period beginning on the date of this Agreement and ending on the date which is fourteen (14) days thereafter is herein referred to as the "DUE DILIGENCE PERIOD." During the Due Diligence Period, upon reasonable advance notice from Purchaser, Seller shall, from time to time, during regular business hours, grant to Purchaser and/or its agents the right to undertake and complete, at Purchaser's sole cost and expense, physical, structural, environmental, and other inspections and evaluations of the Units (any such inspections and evaluations, the "PERMITTED INSPECTIONS"). Purchaser shall promptly deliver to Seller a complete copy of a written condition reports prepared in connection with the Permitted Inspections.

                  (b) If any Permitted Inspections are performed, Purchaser shall keep the Units in, or restore the Units to, their physical condition that existed immediately prior to such Permitted Inspections. Purchaser's obligation to repair and restore the Units in connection with any Permitted Inspections shall survive the termination of this Agreement. Prior to any Permitted Inspection, Purchaser shall obtain liability insurance covering bodily injury or death or property damage occurring in, or about the Units which in no event shall be for coverage in an amount less than $1,000,000 per occurrence, and Purchaser shall deliver certificates of such insurance to Seller prior to any Permitted Inspections.

                  (c) In connection with any Permitted Inspections, Purchaser shall use reasonable efforts not to interfere in any material respect with the normal operation, use, occupancy, management or maintenance of the Units and in a manner that will not disrupt or interfere with the use and enjoyment of the Units by the tenants and occupants thereof or their business operations. Purchaser's rights under this Section 12.1 shall be subject to the rights of tenants of the Units, and in no event shall Purchaser enter or cause to be entered, any tenanted portion of the Units, or conduct or permit to be conducted, any activities therein except in accordance with the terms of the lease demising such portion of the Units.

                  (d) Purchaser and Seller agree that Seller may have a representative present during any Permitted Inspections. All Permitted Inspections shall be at Purchaser's sole cost and expense and, prior to the Closing or any refund of the Cash Deposit to Purchaser pursuant to the terms of this Agreement, Purchaser shall provide evidence to Sellers of the payment of such inspections and tests, which, absent payment, could result in the filing of a mechanic's lien against the Units. Purchaser agrees to keep the Units free and clear of any mechanics liens which may arise as a result of any Permitted Inspections.

                           (e) Purchaser shall have the option to terminate this
Agreement for any reason by written notice to Seller (the "TERMINATION NOTICE") no later than 5:00 p.m. on the last day of the Due Diligence Period (the "DUE DILIGENCE EXPIRATION DATE"), time being of the essence. If Purchaser delivers the Termination Notice, then this Agreement shall automatically terminate, Seller shall return the Cash Deposit to Purchaser, and the parties shall have no further obligations to each other under this Agreement (except for those obligations which specifically survive the termination of this Agreement pursuant to the terms hereof).

                           (f) Purchaser agrees to indemnify and hold Seller
harmless from and against any claim, suit or damage, including reasonable attorneys' fees incurred in connection with or arising out of Purchaser's entry and the Permitted Inspections. Such indemnity shall survive the Closing hereunder or any termination of this Agreement.

                           (g) If Purchaser shall not deliver a Termination
Notice by 5:00 p.m. on the Due Diligence Expiration Date as aforesaid, then (i) Purchaser shall have no further right to terminate this Agreement pursuant to this Section 12.1, (ii) subject to the provisions of Article 5 hereof, Purchaser shall take title to the Units at the Closing subject to any conditions or findings which were discovered or could have been discovered by Purchaser during the Due Diligence Period, and (iii) upon the Due Diligence Expiration Date, Purchaser shall, as the Cash Deposit, pay to Seller the sum of Eight Hundred Twenty Five Thousand and 00/100 ($825,000) Dollars, either by wire transfer of immediately available federal funds to the Depository Bank, Account of Robinson Silverman Pearce Aronsohn & Berman LLP, Attorney Trust Account, Account Number 229121, ABA Number 011001234, or by Purchaser's unendorsed check, subject to collection, drawn to the order of Robinson Silverman Pearce Aronsohn & Berman LLP, as Escrow Agent, time being of the essence with respect to such payment. Such additional amount payable on the Due Diligence Expiration Date by Purchaser shall automatically be deemed part of the Cash Deposit for purposes of this Agreement.

                  SECTION 12.2. FURTHER INSPECTION. Upon the expiration of the Due Diligence Period, if this Agreement shall not have been terminated in accordance with the provisions of Section 12.1, then Purchaser shall be deemed to have confirmed to Seller that Purchaser has heretofore conducted a detailed inspection of the Units (including, without limitation, the physical condition and use, availability and adequacy of utilities, sewer treatment capabilities, access, zoning, compliance with applicable laws, environmental conditions, engineering and structural matters and title and survey matters), has made multiple site visits to the Units and in certain instances consulted with third party professionals in satisfying itself that the Units are appropriate for Purchaser's acquisition. Purchaser shall have the right to inspect the Units after the Due Diligence Period prior to the Closing during business hours on Business Days, provided that (i) Purchaser shall give reasonable advance notice to Seller, (ii) any such inspection shall not unreasonably impede the normal day-to-day operation of the Units, (iii) Seller (or Seller's designee) shall have the right to accompany Purchaser during Purchaser's inspection, and (iv) any such inspection shall be subject to other reasonable requirements of Seller. Purchaser's right of inspection shall, however, be subject to the rights of tenants of the Units.

                                  ARTICLE XIII

                                TRANSACTION COSTS

                  SECTION 13.1. SELLER'S TRANSACTION COSTS. Seller, in addition to its apportionments obligations hereunder, if any, also shall be responsible for the cost of its legal counsel, advisors and the other professionals employed by it in connection with the sale of the Units.

                  SECTION 13.2. PURCHASER'S TRANSACTION COSTS. Purchaser, in addition to its apportionments (if any) and its other payment obligations hereunder, shall be responsible for all costs and expenses associated with (a) Purchaser's due diligence, (b) Purchaser's legal counsel, advisors, engineers, consultants and the other professionals employed by it in connection with Purchaser's due diligence and the purchase of the Units, (c) title reports or abstracts issued by the Title Insurer, as well as all survey and search costs and updates related thereto, (d) the policy premiums in respect of any fee title insurance obtained by Purchaser and any mortgage title insurance required by Purchaser's lender (if any), (e) the recording fees for the deed and (f) all costs and expenses of obtaining any financing Purchaser may elect to obtain (including any fees, financing costs, transfer taxes, mortgage taxes and intangible taxes in connection therewith).

                  SECTION 13.3. TRANSFER TAXES. At the Closing, Seller shall pay the New York City Real Property Transfer Tax and the New York State Real Estate Transfer Tax payable as a result of the conveyance of title to the Units to Purchaser pursuant to this Agreement.

                                   ARTICLE XIV

                                    BROKERAGE

                  SECTION 14.1. REPRESENTATIONS. Purchaser and Seller each represents and warrants to the other that such party has not had any conversations or dealings with any broker, finder or other similar party in connection with the transactions contemplated hereby other than CB Richard Ellis, Inc. Purchaser and Seller shall indemnify, defend and hold the other harmless from and against any and all claims, liabilities, losses, damages, costs or expenses (including, without limitation, reasonable attorneys' fees and expenses), arising out of a claim of a breach of the representation made by such indemnifying party pursuant to the immediately preceding sentence. Seller shall pay the commission owed to CB Richard Ellis, Inc. pursuant to a separate agreement. The provisions of this Article XIV shall survive the Closing or termination of this Agreement.

                                   ARTICLE XV

                            CASUALTY AND CONDEMNATION

                  SECTION 15.1. CASUALTY.

                           (a) For purposes of this Article XV, the following
terms shall have the meanings indicated:

                           "MAJOR CASUALTY" means a fire in or other casualty to the Units which causes damage or injury to the Units and results in Restoration Costs in excess of an amount equal to $3,000,000.

                           "RESTORATION COSTS" means, as of any date with respect to any fire or other casualty affecting the Units, the cost to be incurred, from and after such date, to repair or restore (as reasonably determined by an architect or engineer selected by Seller and approved by Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed) the damage to the Units caused by such fire or other casualty, exclusive of the cost of any such repair or restoration for which Seller is not responsible.

                           (b) If, between the date hereof and the Closing,
there shall occur a fire or other casualty affecting the Units which is not a Major Casualty, then Purchaser shall have no right to terminate this Agreement and shall purchase the Units in its damaged condition without reduction of or offset against the Purchase Price or any other claim against Seller. Seller shall assign to Purchaser the right to receive any insurance proceeds payable to Seller as a result of such fire or other casualty; provided, however, that Seller shall be entitled to retain (to the extent theretofore paid to Seller), and shall not be obligated to assign the right to receive (to the extent not theretofore paid to Seller), an amount of such insurance proceeds equal to Seller's expenses, if any, incurred in collecting such proceeds and repairing the damage caused by fire or other casualty.

                           (c) If, between the date hereof and the Closing,
there shall occur a fire or other casualty affecting the Units which is a Major Casualty, then Purchaser shall have the option, to be exercised by notice given to Seller within twenty (20) days after the date of receipt of the estimate of the Restoration Costs, to terminate this Agreement. If Purchaser shall so elect to terminate this Agreement, then (i) Purchaser shall be entitled to the return of the Cash Deposit (together with any interest earned thereon) and (ii) neither party hereto shall have any further obligations or liabilities to the other with respect to the Units (or under this Agreement), except for those which expressly survive the termination of this Agreement. If Purchaser shall not elect to terminate this Agreement as provided in this subclause (c), then this Agreement shall remain in full force and effect with respect and the provisions of Section 15.1(b) above shall apply to such damage and any insurance proceeds payable in connection therewith.

                           (d) In no event shall Seller have any obligation to
repair any damage or destruction to the Units, but Seller shall have the right to do so and utilize insurance proceeds for such purpose.

                           (e) Seller and Purchaser expressly intend that the
provisions of this Section 15.1, and not Section 5-1311 of the New York State General Obligations Law, shall govern in the event of a fire or other casualty.

                  SECTION 15.2. CONDEMNATION.

                           (a) If, between the date hereof and the Closing, any
condemnation or eminent domain proceedings are initiated which would result in the taking of all or any material portion of the Building or any portion of the Units, then Purchaser may elect to terminate this Agreement by giving written notice of its election to the other party within twenty (20) days after receiving notice of such prospective taking. If Purchaser shall so elect to terminate this Agreement, then (i) Purchaser shall be entitled to the return of the Cash Deposit (together with any interest earned thereon) and (ii) neither party hereto shall have any further obligations or liabilities to the other with respect to the Units (or under this Agreement), except for those which expressly survive the termination of this Agreement. If Purchaser does not elect to terminate this Agreement, then the parties hereto shall proceed to the Closing without reduction of or offset against the Purchase Price and Purchaser shall have no other claim against Seller. In such event, all of Seller's right, title and interest in and to any condemnation proceeds paid or payable in connection therewith shall be assigned to Purchaser. In no event shall Seller have any obligation to repair or restore the Units or any portion thereof, but Seller shall have the right to do so and to utilize the condemnation proceeds for such purpose.

                           (b) If, between the date hereof and the Closing, any
condemnation or eminent domain proceedings are initiated which would result in the taking of less than a material portion of the Units, then neither Seller nor Purchaser may terminate this Agreement and the parties shall proceed to the Closing without reduction of or offset against the Purchase Price and Purchaser shall have no other claim against Seller. In such event, all of Seller's right, title and interest in and to any condemnation proceeds paid or payable in connection therewith shall be assigned to Purchaser. In no event shall Seller have any obligation to repair or restore the Units or any portion thereof, but Seller shall have the right to do so and to utilize the condemnation proceeds for such purpose.

                                   ARTICLE XVI

                                   ASSIGNMENT

                  SECTION 16.1. NO ASSIGNMENT BY PURCHASER. Neither this Agreement nor any of the rights of Purchaser hereunder (nor the benefits of such rights) may be assigned, transferred or encumbered without Seller's prior written consent and any purported assignment, transfer or encumbrance without Seller's prior written consent shall be void. Purchaser expressly covenants and agrees that (a) if Purchaser is a corporation, a sale or transfer of more than fifty (50%) percent (at any one time or, in the aggregate from time to time) of the shares of any class of the issued and outstanding stock of Purchaser, its successors or assigns, or the issuance of additional shares of any class of its stock to the extent of more than fifty (50%) percent (at any one time or, in the aggregate from time to time) of the number of shares of said class of stock issued and outstanding on the date hereof, (b) if Purchaser is a partnership, joint venture or limited liability company, a sale or transfer of more than fifty (50%) percent (at any one time or, in the aggregate from time to time) of the partnership, joint venture, membership or other unincorporated association interests of Purchaser, its successors or assigns, or the issuance of additional partnership, joint venture or member interests of any class to the extent of more than fifty (50%) percent (at any one time or, in the aggregate from time to time) of the amount of partnership, joint venture or member interests issued on the date hereof shall, in any such case, constitute an assignment of this Agreement. Notwithstanding the foregoing, if there shall be any change in the composition of Purchaser, and after such change, Philip Pilevsky shall no longer be a principal of Purchaser, then such change of composition shall constitute an assignment of this Agreement. Unless, in each instance, the prior written consent of Seller has been obtained, any such assignment shall constitute a material default under this Agreement and shall entitle Seller to exercise all rights and remedies under this Agreement, at law or equity, in the case of such a default.

                  SECTION 16.2. PERMITTED ASSIGNMENT TO AFFILIATE. Notwithstanding the provisions of Section 16.1 above, subsequent to the Due Diligence Expiration Date, the named Purchaser in this Agreement shall have the one-time right to assign its rights and obligations under this Agreement to an Affiliate of such named Purchaser effective on or prior to the Closing, provided that (a) on or prior to the effective date of such assignment, the Purchaser shall deliver to Seller a written assumption, in form reasonably satisfactory to Seller and duly executed and acknowledged by the assignee, in which the assignee agrees to assume all of Purchaser's covenants, agreements and obligations under this Agreement, and (b) Philip Pilevsky or an entity existing for the benefit of Philip Pilevsky's immediate family shall be a principal owning not less then 50% of the legal and beneficial interest of such assignee. Purchaser shall remain fully liable for all of Purchaser's covenants, agreements and obligations under this Agreement notwithstanding any such permitted assignment pursuant to this
Section 16.2.

                                  ARTICLE XVII

                           TAX CERTIORARI PROCEEDINGS

                  SECTION 17.1. PROSECUTION AND SETTLEMENT OF PROCEEDINGS. If any tax reduction proceedings in respect of the Units, relating to any fiscal years ending prior to the fiscal year in which the Closing occurs, are pending at the time of the Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same. If any tax reduction proceedings in respect of the Units, relating to the fiscal year in which the Closing occurs, are pending at the time of Closing, then Seller reserves and shall have the right to continue to prosecute and/or settle the same; provided, however, that Seller shall not settle any such proceeding without Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed. Purchaser shall reasonably cooperate with Seller in connection with the prosecution of any such tax reduction proceedings.

                  SECTION 17.2. APPLICATION OF REFUNDS OR SAVINGS. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to the period prior to the date of the Closing shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes applicable to the period from and after the date of the Closing shall belong to and be the property of Purchaser; provided, however, that if any such refund creates an obligation to reimburse any tenants under Leases for any rents or additional rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Lease to such tenant) shall, at Seller's election, either
(a) be paid to Purchaser and Purchaser shall disburse the same to such tenants or (b) be paid by Seller directly to the tenants entitled thereto. All attorneys' fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Purchaser in proportion to the gross amount of such refunds or savings payable to Seller and Purchaser, respectively (without regard to any amounts reimbursable to tenants).

                  SECTION 17.3. SURVIVAL. The provisions of this Article XVII shall survive the Closing.

                                  ARTICLE XVIII

                           DEFAULT; REMEDIES; SURVIVAL

                  SECTION 18.1. PURCHASER'S DEFAULT ON OR BEFORE CLOSING.

                           (a) If, on or prior to the Closing Date, (i)
Purchaser defaults in any of the covenants, agreements or obligations to be performed by Purchaser under this Agreement on or as of the Closing Date (or at the Closing), (ii) Seller shall become aware of an inaccuracy in any representation or warranty made by Purchaser pursuant to Section 10.3 hereof (as made as of the date hereof) which has a material adverse effect on Seller, (iii) Seller shall become aware of an inaccuracy in any representation or warranty made by Purchaser pursuant to Purchaser's Representation Certificate (as made as of the Closing Date) which has a material adverse effect on Seller, (iv) Purchaser's Representation Certificate shall set forth any Purchaser's Adverse Changes or (v) Purchaser otherwise materially defaults hereunder and such other material default is not cured by the earlier of (A) the Closing Date (as it may have been adjourned in accordance with this Agreement) or (B) the date which is ten (10) days after notice of such default from Seller to Purchaser, then, and in any of such events, Seller may terminate this Agreement by written notice to Purchaser, whereupon, as liquidated damages on account thereof, Purchaser shall be liable to Seller for an amount equal to the amount of the Cash Deposit (together with any interest earned thereon), and the Cash Deposit (together with any interest earned thereon) shall be paid to Seller by Escrow Agent and credited against Purchaser's liability. Upon any such termination of this Agreement, neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement. Seller and Purchaser agree that the damages that Seller will sustain as a result of such termination will be substantial but will be difficult to ascertain, and the aforesaid liquidated damages are a fair and reasonable amount to be retained by Seller as agreed and liquidated damages in light of Seller's removal of the Units from the market and the damages incurred by Seller and shall not constitute a penalty or a forfeiture.

                           (b) If Seller, with knowledge of (i) a default in any
of the covenants, agreements or obligations to be performed by Purchaser under this Agreement, (ii) a material inaccuracy in any representation or warranty of Purchaser made in this Agreement or pursuant to Purchaser's Representation Certificate and/or (iii) any Purchaser's Adverse Changes, elects to proceed to Closing, then, upon the consummation of the Closing, Seller shall be deemed to have waived any such default, material inaccuracy and/or Purchaser's Adverse Changes and shall have no claim against Purchaser on account thereof.

                  SECTION 18.2. SELLER'S DEFAULT ON OR BEFORE CLOSING.

                           (a) If, on or prior to the Closing Date, (i) Seller
defaults in any of the covenants, agreements or obligations to be performed by Seller under this Agreement on or as of the Closing Date (or at the Closing) or
(ii) Seller otherwise materially defaults hereunder and such other material default is not cured by the earlier of (A) the Closing Date (as it may have been adjourned in accordance with this Agreement) or (B) the date which is ten (10) days after notice of such default from Purchaser to Seller, then, and in any of such events, Purchaser, as its sole remedy therefor, may either (1) seek specific performance of Seller's obligations hereunder, without abatement, credit against or reduction of the Purchase Price or (2) terminate this Agreement by written notice to Seller, whereupon the Cash Deposit (together with any interest earned thereon) shall be returned to Purchaser; it being understood and agreed that in no event shall Purchaser be entitled to monetary damages. If Purchaser shall elect to so terminate this Agreement, then, upon such election, Seller shall return the Cash Deposit to Purchaser, and neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement. Except as expressly provided in this
Section 18.2, Purchaser waives any other right or remedy, at law or in equity, which Purchaser may have or be entitled to as a result of any default by Seller. The term "DEFAULT," as used herein, shall mean the failure to perform an obligation or covenant, and shall not be deemed to include an inaccuracy in any representation or warranty. Without limiting the generality of the foregoing, it is understood and agreed that Sections 18.2(b) and (c) hereof set forth the exclusive remedies of Purchaser for any claim which might arise out of any of the provisions of Article X (and, accordingly, the provisions of Section 18.2(a) shall not apply to any such claims).

                           (b) If, on or prior to the Closing Date, (i)
Purchaser shall become aware of an inaccuracy in any representation or warranty made by Seller pursuant to Section 10.1 or 10.2 hereof (as made as of the date hereof) which has a material adverse effect on Purchaser, (ii) Purchaser shall become aware of an inaccuracy in any representation or warranty made by Seller pursuant to Seller's Representation Certificate (as made as of the Closing Date) which has a material adverse effect on Purchaser or (iii) Seller's Representation Certificate shall set forth any Seller's Adverse Changes, then, and in any of such events, Purchaser, as its sole remedy therefor, may either
(1) elect to proceed to the Closing, without abatement, credit against or reduction of the Purchase Price or (2) terminate this Agreement by written notice to Seller. If Seller receives a notice of termination from Purchaser, then Seller may, at its option, either (x) adjourn the Closing for a reasonable period of time not to exceed sixty (60) days with the intention of curing such inaccuracy or Seller's Adverse Change so that such inaccuracy or Seller's Adverse Change no longer has a material adverse effect on Purchaser, or (y) reduce the Purchase Price in an amount compensating for the decrease in value of the Units so that such inaccuracy or Seller's Adverse Change no longer has a material adverse effect on Purchaser. In the event Seller makes an election pursuant to clauses (x) or (y) of the preceding sentence, Purchaser's notice of termination shall be deemed null and void and Purchaser shall proceed to the Closing; if Seller elects not to take either action specified in clauses (x) or
(y) of the preceding sentence, or if Seller makes the election pursuant to clause (x) above but is unable to cure such inaccuracy or Seller's Adverse Change so that the same no longer has a material adverse effect on Purchaser, then this Agreement shall terminate, and the Cash Deposit (together with any interest earned thereon) shall be returned to Purchaser, it being understood and agreed that in no event shall Purchaser be entitled to monetary damages. If this Agreement shall terminate as provided in this Section 18.2(b), then, upon such termination, neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement. Without limiting the generality of this Section 18.2(b), in no event shall the occurrence of any of the events or circumstances described in the preceding subclauses (i), (ii) and (iii) of this Section 18.2(b) give rise to any obligation of Seller to cure an inaccuracy in any representation or warranty or otherwise make Seller liable for damages on account thereof.

                           (c) If Purchaser, with knowledge of (i) a default in
any of the covenants, agreements or obligations to be performed by Seller under this Agreement, (ii) a material inaccuracy in any representation or warranty of Seller made in this Agreement or pursuant to Seller's Representation Certificate and/or (iii) any Seller's Adverse Changes, elects to proceed to Closing, then, upon the consummation of the Closing, Purchaser shall be deemed to have waived any such default, material inaccuracy and/or Seller's Adverse Changes and shall have no claim against Seller on account thereof.

                  SECTION 18.3. NO SURVIVAL. (a) Except as otherwise expressly provided in this Agreement, no provision of this Agreement (i.e., no representation, warranty, covenant, agreement or other obligation set forth in any provision of this Agreement, including, without limitation, any representation or warranty set forth in Seller's Representation Certificate or Purchaser's Representation Certificate) shall survive the Closing (and, accordingly, no claim arising out of the same may be commenced after the Closing), and the delivery and acceptance of the deed shall be deemed to be full performance and discharge of each such representation, warranty, covenant, agreement or other obligation.

                           (b) If, after the Closing, Seller shall first learn
of (i) an inaccuracy in any representation or warranty of Purchaser made pursuant to Section 10.3 hereof (as made as of the date hereof) or pursuant to Purchaser's Representation Certificate (as made as of the Closing Date) which, in any case, has a material adverse effect on Seller and expressly survives the

Closing pursuant to this Agreement or (ii) a default in any of the covenants, agreements or obligations to be performed by Purchaser under this Agreement which expressly survives the Closing, then Seller shall have a claim for damages on account thereof, provided that (1) any such claim not brought within three
(3) months after the Closing (such period, the "SURVIVAL PERIOD") shall be deemed waived and (2) Seller hereby waives the right to collect or seek to collect consequential or punitive damages.

                           (c) If, after the Closing, Purchaser shall first
learn of (i) an inaccuracy in any representation or warranty of Seller made pursuant to Section 10.2 hereof which survive pursuant to Section 10.6 hereof (as made as of the date hereof) or pursuant to Seller's Representation Certificate (as made as of the Closing Date) which, in any case, has a material adverse effect on Purchaser and expressly survives the Closing pursuant to this Agreement or (ii) a default in any of the covenants, agreements or obligations to be performed by Seller under this Agreement which expressly survives the Closing, then Purchaser shall have a claim for damages on account thereof, provided that (1) any such claim not brought within the Survival Period shall be deemed waived and (2) Purchaser hereby waives the right to collect or seek to collect consequential or punitive damages.

                  SECTION 18.4. DETERMINATION OF MATERIAL INACCURACY. Notwithstanding any provision of this Agreement to the contrary, no inaccuracy in any representation or warranty made by Seller pursuant to Section 10.2 hereof or pursuant to Seller's Representation Certificate (to the extent making or remaking any representation or warranty pursuant to Section 10.2), or any Seller's Adverse Change (to the extent affecting any representation or warranty made or remade pursuant to Section 10.2), shall be deemed to have a "material adverse effect" on Purchaser unless Purchaser can reasonably demonstrate that the decrease in the value of the Units resulting from such inaccuracy or Seller's Adverse Change, as the case may be, is more than the sum of (i) Two Hundred Fifty Thousand ($250,000) Dollars, plus (ii) all insurance proceeds, if any, payable to Purchaser by reason or arising out of the circumstances giving rise to such inaccuracy or Seller's Adverse Change. If any such inaccuracy in any representation or warranty under Section 10.2 or in Seller's Representation Certificate, or any Seller's Adverse Change, shall not have a material adverse effect on Purchaser, as determined in accordance with this Section 18.4, then Purchaser shall not be entitled to any right or remedy under this Agreement, at law or equity as a result of such inaccuracy or Seller's Adverse Change, including, without limitation, the right to terminate this Agreement if Purchaser shall become aware of such inaccuracy or Seller's Adverse Change on or before the Closing.

                                   ARTICLE XIX

                                     NOTICES

                  SECTION 19.1. NOTICES. All notices, demands, requests and other communications required hereunder shall be in writing and shall be deemed to have been given: (a) upon delivery, if personally delivered; (b) three (3) days after deposit in the United States Mail when delivered, postage prepaid, by certified or registered mail, return receipt requested; or (c) one (1) Business

Day after deposit with a nationally recognized overnight delivery service marked for delivery on the next Business Day, addressed to the party for whom it is intended at its address hereinafter set forth:

                           To Seller:

                           c/o Ampal American-Israel Corporation
                           1177 Avenue of the Americas
                           New York, New York 10036
                           Att: Mr. Eli Goldberg

                           and

                           Robinson Silverman Pearce Aronsohn & Berman LLP 1290 Avenue of the Americas
                           New York, New York 10104
                           Att:     Matthew J. Leeds, Esq.


                           To Purchaser:

                           c/o Philips International, Inc.
                           417 Fifth Avenue
                           New York, New York 10016
                           Att:     Mr. Philip Pilevsky

                           with a copy to:

                           Kotite & Kotite LLP
                           805 Third Avenue, 28th Floor
                           New York, New York 10022
                           Att:     Edward Kotite, Esq.


or at such other address in the United States of America as may be designated by either of the parties in a written notice given in accordance with the provisions of this Section. The attorney for any party may send notices on that party's behalf. Any notice which is rejected, the acceptance of which is refused or which is incapable or being delivered for any reason, shall be deemed received as of the date of attempted delivery.

                                   ARTICLE XX

                                  MISCELLANEOUS

                  SECTION 20.1. GOVERNING LAW; JURISDICTION AND VENUE.

                           (a) This Agreement shall be governed by, and
construed in accordance with, the substantive laws of the State of New York, without regard to conflict of law principles.

                           (b) For the purposes of any suit, action or
proceeding involving this Agreement, Purchaser and Seller hereby expressly submit to the jurisdiction of all federal and state courts sitting in the State of New York and consent that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court's jurisdiction by registered or certified mail, return receipt requested, or by personal service, provided that a reasonable time for appearance is allowed, and Purchaser and Seller agree that such courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by either or both of said parties. In furtherance of such agreement, each party agrees upon the request of the other party to discontinue (or agree to the discontinuance of) any such suit, action or proceeding pending in any other jurisdiction.

                           (c) Purchaser and Seller hereby irrevocably waive any
objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the State of New York and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

                  SECTION 20.2. FURTHER ASSURANCES. In addition to the obligations required to be performed hereunder by Seller and Purchaser at or prior to the Closing, each party, from and after the Closing, shall execute, acknowledge and/or deliver such other instruments, as may reasonably be requested in order to effectuate the purposes of this Agreement; provided, however, that the foregoing provisions of this Section 20.2 shall not obligate either party to execute, acknowledge or deliver any instrument which would or might impose upon such party any additional liability or obligation (beyond that imposed upon on it under the documents delivered by such party at the Closing and the other provisions of this Agreement which survive the Closing).

                  SECTION 20.3. SUCCESSORS. All of the provisions of this Agreement and of any of the documents and instruments executed in connection herewith shall apply to and be binding upon, and inure to the benefit of Seller and Purchaser, their successors and permitted assigns.

                  SECTION 20.4. NO THIRD PARTY BENEFICIARY. This Agreement and each of the provisions hereof are solely for the benefit of Purchaser and Seller and their permitted assigns. No provisions of this Agreement, or of any of the documents and instruments executed in connection herewith, shall be construed as creating in any person or entity other than Purchaser and Seller and their permitted assigns any rights of any nature whatsoever.

                  SECTION 20.5. ENTIRE AGREEMENT. This Agreement, together with the documents and instruments executed and delivered in connection herewith, sets forth the entire agreement between Purchaser and Seller relating to the transactions contemplated hereby and all other prior or contemporaneous agreements, understandings, representations or statements, oral or written, relating directly to the Units are superseded hereby.

                  SECTION 20.6. SEVERABILITY. If any provision in this Agreement is found by a court of competent jurisdiction to be in violation of any applicable law, and if such court should declare such provision of this Agreement to be unlawful, void, illegal or unenforceable in any respect, the remainder of this Agreement shall be construed as if such unlawful, void, illegal or unenforceable provision were not contained herein, and the rights, obligations and interests of the parties hereto under the remainder of this Agreement shall continue in full force and effect undisturbed and unmodified in any way.

                  SECTION 20.7. MODIFICATION. This Agreement and the terms hereof may not be changed, waived, modified, supplemented, canceled, discharged or terminated orally, but only by an instrument or instruments in writing executed and delivered by Purchaser and Seller.

                  SECTION 20.8. WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY OF THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH, THE UNITS, OR ANY CLAIMS, DEFENSES, RIGHTS OF SET-OFF OR OTHER ACTIONS PERTAINING HERETO OR TO ANY OF THE FOREGOING.

                  SECTION 20.9. NO RECORDING. Neither this Agreement nor any memorandum hereof shall be recorded. Each party hereby agrees to indemnify and hold harmless the others for all liabilities, losses, damages, liens, suits, claims, costs and expenses (including reasonable attorneys' fees) incurred by the other by reason of a breach of the foregoing covenant.

                  SECTION 20.10. CAPTIONS; INTERPRETATION.

                           (a) The captions in this Agreement are inserted for
convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof. All references to "Articles" and "Sections" without reference to a document other than this Agreement, are intended to designate articles and sections of this Agreement, and the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section, unless specifically designated otherwise.

                           (b) As used in this Agreement, the masculine shall
include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

                           (c) The use of the term "including" shall mean in all
cases "including but not limited to" unless specifically designated otherwise.

                           (d) No rules of construction against the drafter of
this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.

                  SECTION 20.11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same original, and the execution of separate counterparts by Purchaser and Seller shall bind Purchaser and Seller as if they had each executed the same counterpart.

                  SECTION 20.12. NO WAIVER. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party's right to demand exact compliance with the terms hereof.

                  SECTION 20.13. NO LIS PENDENS. Purchaser hereby waives its right to file a notice of pendency against the Units except in connection with an action for specific performance pursuant to Section 18.2 hereof, and any attempt by Purchaser for file a notice of pendency in violation of this provision shall be null and void.

                  SECTION 20.14. ATTORNEY'S FEES. In the event that either party hereto shall commence litigation against the other in connection herewith, the losing party in such action shall reimburse the attorneys' fees and disbursements of the prevailing party in such action.

                                   ARTICLE XXI

                                 CONFIDENTIALITY

                  SECTION 21.1. CONFIDENTIALITY. Except to the extent directed or required by a court of law, Purchaser shall keep this Agreement and the terms hereof and any and all information, documents, or other materials pertaining to the Units discovered by or made available to Purchaser (collectively, the "CONFIDENTIAL INFORMATION") in strict confidence, and shall not make any of such Confidential Information available to any third party other than Purchaser's Affiliates, agents, consultants, attorneys or contractors (collectively, the "RELATED PARTIES") who, in Purchaser's reasonable judgment, need to know such information for the purpose of assisting in or evaluating the transaction contemplated by this Agreement. If Purchaser makes the Confidential Information available to any Related Party, Purchaser shall inform such Related Party of the confidential nature of the Confidential Information, and shall direct the Related Party to keep such Confidential Information strictly confidential in accordance with the terms of this Agreement. Purchaser shall be responsible for any violation of this Section 21.1 by any Related Party.

                  IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

                                      SELLER:

                                      AMPAL REALTY CORPORATION

                                           By: _____________________
                                           Name:
                                           Title:


                                      PURCHASER:

                                      SECOND 800 LLC

                                      By:__________________________
                                      Name:
                                      Title:


AGREEMENT OF ESCROW AGENT:

The undersigned Escrow Agent hereby acknowledges receipt of the Cash Deposit and agrees to hold same in escrow pursuant to the provisions of Section 3.2 of this Agreement.

ROBINSON SILVERMAN PEARCE
  ARONSOHN & BERMAN LLP


By:______________________
      Matthew J. Leeds, Partner

                                    EXHIBIT A

                                      LAND

                                    EXHIBIT B

                                 EXISTING LEASES


              TENANT                                SPACE              SECURITY DEPOSIT
-----------------------------------------------------------------------------------------
Permanent Mission of Barbados to the        2nd Floor                 none currently held
United Nations
Kanan, Corbin, Schupak & Arnow, Inc.        5th Floor                 $350,000 (letter of
                                                                      credit)
Spector & Feldman, LLP                      Portion of 3rd Floor      $87,172 (letter of
                                                                      credit)
Schaerf and Sealove                         Portion of 6th Floor      $7,370.00 (cash)
Government of St. Lucia                     Portion of 9th Floor      none currently held
The Permanent Mission of the Republic of    Portion of 9th Floor      none currently held
Zambia to the United Nations
The Secretariat of the Commonwealth of      4th Floor                 none currently held
Nations
The Government of the Republic of Ecuador   Portion of 6th Floor      $7,550.00 (cash)
LS, Inc.                                    Portions of 6th and 7th   none currently held
                                            Floors
Jasar, Ltd. / Meg-Gin, Ltd.                 Portion of ground floor   $13,866.92 (cash)
Elephantx Dot Com LLC                       Portion of 9th Floor      none currently held
International Federation of Red Cross       Portion of 3rd Floor      $7,683.00 (cash)
and Red Crescent Societies
Empire Bluecross and Blueshield             Portion of 3rd Floor      none currently held
800 - 2nd Operating, Inc.                   Portion of ground floor   $18,125 (cash)
                                            and basement
Dixie N.Y.C., Inc.                          Portion of ground floor   $102,000 (cash)
                                            and basement
825 Second Avenue Restaurant Corp.          Portion of ground floor   $78,000 (cash)
                                            and basement

                         See Attached Arrearage Schedule

                                    EXHIBIT C

                                    Insurance

                                 (see attached)

                                    EXHIBIT D

                               EXISTING CONTRACTS


1. Management, Leasing & Sales Agreement dated as of November 11, 1996 between Koll Management Services, Inc. and Ampal Realty Corporation (month to month).

2. Management Agreement dated as of November 11, 1996 between Koll Management Services, Inc. and Ampal Realty Corporation, as amended by that certain Amendment to Management Agreement dated as of January 31, 1997 (month to month).

                                    EXHIBIT E

                              PERMITTED EXCEPTIONS

1.     Rights of tenants under the Leases as tenants only.

2. Any state of facts an accurate survey of the Building and the Units would show provided that the same does not prohibit the current use of the Units or require a forfeiture of title to the Units.

3. The Declaration and By-Laws of the Condominium and the terms thereof, as the same may be amended from time to time.

4. All matters pertaining to Local Law 5 Violations including, without limitation, any mechanics liens filed with respect thereto.

5. Terms, covenants and restrictions dated 5/29/1869 and recorded in Liber 1097, Cp 586 and Liber 1097, Cp 584.

6. Easement of Light and Air dated 9/27/55 and recorded 9/27/55 in Liber 4937, Cp 333, as modified by Correction to easement agreement dated 10/31/55 and recorded 12/19/55 in Liber 4945, Page 582, as set forth in deed made by 301 East 42nd Street Corp. to 800 Second Avenue Company dated 12/22/71 and recorded 12/27/71 in Reel 226, Page 609.

7. Distinctive Sidewalk Improvement and Maintenance Agreement dated July 10, 1992 (or 1982) and recorded 10/30/82 in Reel 1915, page 1385, as modified by Modification of Distinctive Sidewalk Improvement and Maintenance Agreement dated as of 9/1/93 and recorded in Reel 2091, page 511, as further modified by Modification to Distinctive Sidewalk Improvement Maintenance Agreement dated 6/12/95 and recorded 4/25/96 in Reel 2317, Page 339.

8. Sewer Agreement dated 9/1/1869 recorded 6/12/1869 in Liber 1095, Page 642 as repeated in Liber 1128, Page 294.

9.     Sewer Agreement dated 9/1/1871 and recorded 9/15/1871 in Liber 1174, Page
       514.

10. Drainage Agreement dated 7/14/1869 and recorded 8/2/1869 in Liber 1090, Page 684.

11. Railroad consent dated 6/6/16 and recorded 6/28/16 in Section 5, Liber 200, Page 440.

12. Subordination, Non-Disturbance and Attornment agreement dated as of 1/18/85 and recorded 3/19/85 in Reel 887, Page 1783 with respect to certain unrecorded leases.

13. Terms, covenants, conditions and agreements contained in various unrecorded leases as evidenced by assignment of leases made between Massachusetts Mutual Life Insurance Company and The Travelers Insurance Company dated as of 12/27/84 and recorded 1/7/85 in Reel 863, Page 596.

14. Matters affecting the Common Elements, any other Unit of the Condominium, and easements and encumbrances entered into by the Board of Managers pursuant to the Condominium Documents.

15. Covenants, conditions, restrictions and easements of record as of the date of this Agreement, other than those specifically stated above, provided that (i) the same are not violated by and/or do not prohibit the current us of the Units and the structures located on the Land, and (ii) violations thereof will not result in a forfeiture or reversion of title.

                                    EXHIBIT F

                              CONDOMINIUM UNIT DEED


                  THIS INDENTURE, made as of the ___ day of ________, 2000 by and between between AMPAL REALTY CORPORATION, a New York corporation, with an office c/o Ampal American-Israel Corporation, 1177 Avenue of the Americas, New York, New York 10036 ("GRANTOR"), and ____________________, a
____________________, with an office at c/o Philips International, Inc., 417 Fifth Avenue, New York, New York 10016 ("GRANTEE").

                              W I T N E S S E T H:

         That the Grantor, in consideration of Ten ($10.00) Dollars and other valuable consideration paid by the Grantee, does hereby grant and release unto the Grantee, and the heirs or successors and assigns of the Grantee, forever:

                  [Describe Units and Declaration]

TOGETHER with an undivided 6.3% interest in the Common Elements (as defined in the Declaration) appurtenant to Unit 1 and an undivided 49.8% interest in the Common Elements appurtenant to Unit 2;

TOGETHER with the appurtenances and all the estate and rights of the Grantors in and to the Units;

TOGETHER with and subject to the rights, obligations, easements, restrictions and other provisions of the Declaration and of the By-Laws (including the Rules and Regulations) of the Condominium, as such Declaration and By-Laws may be amended from time to time by instruments recorded in the Office of the Register of the City of New York, New York County, all of which rights, obligations, easements, restrictions and other provisions shall constitute covenants running with the land and shall bind any and all persons having at any time any interest herein and subject to any other matters of record as of the date hereof;

TO HAVE AND TO HOLD the same unto the Grantee and the heirs or successors and assigns of the Grantee, forever.

GRANTEE by accepting delivery of this deed covenants and agrees to be bound by and to comply with the provisions of the Declaration and the By-Laws of the Condominium (including but not limited to the Rules and Regulations thereunder) recorded simultaneously with and as a part of the Declaration, as the same may be amended from time to time by instruments recorded in the Office of the Register of the City of New York, New York County.

Subject to any restrictions contained in the Declaration and in the By-Laws, the Units may be used for any legal purpose.

The Grantor, in compliance with Section 13 of the Lien Law of the State of New York, covenants that the Grantor will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund for the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the same for any other purpose.


         IN WITNESS WHEREOF, the Grantor has duly executed this indenture as of the day and year first above written.

                                      GRANTOR:

                                      AMPAL REALTY CORPORATION

                                      By: _________________________
                                      Name:
                                      Title:


                                      GRANTEE:

                                      SECOND 800 LLC

                                      By:__________________________
                                      Name:
                                      Title:

                                 ACKNOWLEDGMENTS


STATE OF NEW YORK      )
                       )  ss.:
COUNTY OF _________    )


         On the ____ day of ___________ in the year 2000 before me, the undersigned, personally appeared ____________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.


                                         ___________________________________
                                         Signature and Office of individual
                                         taking acknowledgment.

                              CONDOMINIUM UNIT DEED


                            AMPAL REALTY CORPORATION



                                       TO


                                 SECOND 800 LLC




                          800 SECOND AVENUE CONDOMINIUM
                                800 Second Avenue
                               New York, New York



                           County:  New York
                           Block:   1335
                           Lots:    1001 and 1002

                                    EXHIBIT G

                                  BILL OF SALE

                         KNOW ALL MEN BY THESE PRESENTS,

                  That, subject to the terms and conditions hereinafter set forth, AMPAL REALTY CORPORATION, a New York corporation, with an office at c/o Ampal American-Israel Corporation, 1177 Avenue of the Americas, New York, New York 10036 ("SELLER"), for and in consideration of the sum of Ten Dollars ($10.00), lawful money of the United States, to it in hand paid, at or before delivery of these presents by SECOND 800 LLC, a New York limited liability company, with an office at c/o Philips International, Inc., 417 Fifth Avenue, New York, New York 10016 ("PURCHASER"), the receipt of which is hereby acknowledged, has bargained and sold, and by these presents does grant and convey unto Purchaser its successors and assigns all right, title and interest of Seller in and to all of the equipment, furniture, fittings, fixtures and articles of personal property which is owned by Seller and affixed or attached to, installed or placed in or upon and used for or useable in any present or future enjoyment, occupancy or operation of condominium Units 1 and 2 of the 800 Second Avenue Condominium (the "PERSONAL PROPERTY").

                  Seller grants and conveys the Personal Property unto Purchaser without recourse and without representation or warranty of any kind, express or implied (except to the extent and only for so long as any representation and warranty from Seller, if any, regarding the Personal Property as is set forth in the Sale and Purchase Agreement dated _________, 2000 between Seller and Purchaser shall survive the closing of title thereunder, and subject to the limitations contained therein). Notwithstanding the foregoing, Seller covenants that it has not done or suffered anything whereby the said Personal Property has been encumbered in any way whatever by such Seller.

                  TO HAVE AND TO HOLD the same unto Purchaser its successors and assigns forever.

                  Seller has made no warranty that the Personal Property is merchantable or fit for any particular purpose and the same is sold in an "as is" "where is" condition. By acceptance of delivery of this Bill of Sale, Purchaser affirms that it has not relied on Seller's skill or judgment to select or furnish the Personal Property for any particular purpose, and that Seller makes no warranty that the Personal Property is fit for any particular purpose and that there are no representations or warranties, expressed, implied or statutory.

                  This Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York.

                  IN WITNESS WHEREOF, Seller has caused this instrument to be duly executed as of this ___ day of ________, 2000.


                                    SELLER:

                                    AMPAL REALTY CORPORATION

                                    By: _____________________
                                    Name:
                                    Title:

                                    EXHIBIT H


                       ASSIGNMENT AND ASSUMPTION OF LEASES


                  THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this "ASSIGNMENT"), made as of the ___ day of _________, 2000, by and between AMPAL REALTY CORPORATION, a New York corporation, with an office at c/o Ampal American-Israel Corporation, 1177 Avenue of the Americas, New York, New York 10036 ("ASSIGNOR"), and SECOND 800 LLC, a New York limited liability company, with an office at c/o Philips International Holding Corp., 417 Fifth Avenue, 3rd Floor, New York, New York 10016 ("ASSIGNEE"), with reference to the following:

                                 R E C I T A L S

                  Pursuant to that certain Sale and Purchase Agreement dated as of __________, 2000 between Assignor and Assignee (the "AGREEMENT"), Assignor is selling the Units (as such term is defined in the Agreement) to Assignee.

                  NOW THEREFORE, in consideration of the foregoing promises, covenants and undertakings contained in this Assignment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                            ASSIGNMENT AND ASSUMPTION

                  Assignor hereby assigns, transfers, sets-over, delivers and conveys unto Assignee all of the rights, benefits and privileges of Assignor, as landlord, under the leases (the "LEASES") described in Schedule A annexed hereto and incorporated herein by this reference, arising from and after the date hereof, including without limitation all rents, issues and profits arising therefrom (subject to adjustment as set forth in the Agreement), TO HAVE AND TO HOLD all and singular subject as aforesaid, unto Assignee. This conveyance is made without any recourse and without representation or warranty of any kind, express or implied (except to the extent and only for so long as any representation and warranty, if any, regarding the Leases as is set forth in the Agreement shall survive the closing of title thereunder, and subject to the limitations contained therein).

                  Assignee assumes and agrees to discharge and perform all duties, obligations and liabilities of the landlord under the Leases first accruing from and after the date hereof for the duration of the respective terms thereof. Without limiting the generality of the foregoing, the obligations and liabilities assumed by Assignee hereunder shall include, but shall not be limited to, the obligation to properly apply any security deposit or other deposit under any of the Leases, to the extent such security deposit or other deposit has been delivered by Assignor to Assignee or credited to Assignee concurrently herewith.

                  This Assignment shall be binding upon, enforceable by and shall inure to the benefit of the successors and assigns of the parties.

                  This Assignment may be signed in multiple counterparts which, when taken together and signed by all parties and delivered to any other party hereto, shall constitute a binding Assignment between the parties.

                  This Assignment shall be governed by and construed in accordance with the laws of the State of New York.


                  IN WITNESS WHEREOF, Assignor and Assignee have duly executed this instrument as of the date first set forth above.

                                            ASSIGNOR:

                                            AMPAL REALTY CORPORATION

                                            By: _________________________
                                            Name:
                                            Title:


                                            ASSIGNEE:

                                            SECOND 800 LLC


                                            By:__________________________
                                            Name:
                                            Title:

                                   SCHEDULE A

                                     LEASES

                                    EXHIBIT I


               ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND PERMITS


                  THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS AND PERMITS (this "ASSIGNMENT") is made as of the ___ day of _________, 2000, by and between AMPAL REALTY CORPORATION, a New York corporation, with an office at c/o Ampal American- Israel Corporation, 1177 Avenue of the Americas, New York, New York 10036 ("ASSIGNOR"), and SECOND 800 LLC, a New York limited liability company, with an office at c/o Philips International Holding Corp., 417 Fifth Avenue, 3rd Floor, New York, New York 10016 ("ASSIGNEE"), with reference to the following:

                                 R E C I T A L S

                  Pursuant to that certain Sale and Purchase Agreement dated as of August ___, 2000 between Assignor and Assignee (the "AGREEMENT"), Assignor is selling the Units (as such term is defined in the Agreement) to Assignee. All capitalized terms not defined herein shall have the respective meaning ascribed thereto in the Agreement.

                  NOW THEREFORE, in consideration of the foregoing promises, covenants and undertakings contained in this Assignment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                A G R E E M E N T

                  1. The term "UNIT INTERESTS," as used herein, shall mean, collectively, all of Assignor's right, title and interest in and to the Contracts and the transferable Permits affecting the Units which are described on Schedule A annexed hereto.

                  2. (a) Assignor hereby assigns, transfers, sets-over, delivers and conveys to Assignee, without recourse and without representation or warranty of any kind, express or implied, all of Assignor's right, title and interest in and to the Unit Interests.

                           (b) Assignee hereby accepts the foregoing assignment
and agrees to assume, keep, perform and fulfill all of the terms, conditions and obligations which are required to be kept, performed and fulfilled by Assignor in connection with or arising out of the Unit Interests first accruing from and after the date hereof.

                  3. This Assignment shall be binding upon, enforceable by and shall inure to the benefit of the successors and assigns of the parties.

                  4. This Assignment may be signed in multiple counterparts which, when taken together and signed by all parties and delivered to any other party hereto, shall constitute a binding Assignment between the parties.

                  5. This Assignment shall be governed by and construed in accordance with the laws of the State of New York.


                  IN WITNESS WHEREOF, Assignor and Assignee have duly executed this instrument as of the date first set forth above.


                                            ASSIGNOR:

                                            AMPAL REALTY CORPORATION

                                            By: ________________________
                                            Name:
                                            Title:


                                            ASSIGNEE:

                                            SECOND 800 LLC


                                            By:__________________________
                                            Name:
                                            Title:

                                   SCHEDULE A

                              Contracts and Permits

                                    EXHIBIT J

                            AMPAL REALTY CORPORATION
                      c/o Ampal American-Israel Corporation
                           1177 Avenue of the Americas
                            New York, New York 10036



       ________________, 2000


By Certified Mail --
Return Receipt Requested

To Tenants of Unit 1 and Unit 2
800 Second Avenue Condominium
New York, New York

      Re: 800 Second Avenue, New York, New York ("the Premises")

Gentlemen:

                  Please be advised that effective as of the date of this letter
(1) Ampal Realty Corporation ("SELLER") has conveyed all of its right, title and interest in and to the Premises, including its interest as landlord under your lease, to SECOND 800 LLC ("PURCHASER"), and (2) Purchaser has assumed the landlord's obligations under your lease. Any unapplied security deposit (including interest thereon) held by Seller as landlord under your lease has been assigned and delivered to Purchaser.

                  Accordingly, you are hereby notified that all future rent and additional rent payments due under your lease affecting the above-referenced premises, and any notices, inquiries or requests regarding such lease, should be delivered to Purchaser c/o Philips International Holding Corp., 417 Fifth Avenue, 3rd Floor, New York, New York 10016 .

                  You are also hereby notified that, effective as of the date hereof, all insurance policies maintained by you pursuant to your lease should name Purchaser, [Property Manager], and [Mortgagee] as additional insureds.

                                            Very truly yours,

                                            AMPAL REALTY CORPORATION

                                                 By: _____________________
                                                 Name:
                                                 Title:




                                            SECOND 800 LLC


                                            By:__________________________
                                            Name:
                                            Title:

                                    EXHIBIT K

                                   LITIGATION

1. Joseph Caraciolo and Lisette Caraciolo v. Ampal Realty Corporation, Supreme Court of the State of New York, County of New York, Index No. 118055/99

2. Order With Notice of Entry in connection with William Gallo v. 800 Second Operating, Inc., d/b/a Churchs Pizza Hut, et al., Supreme Court of the State of New York, County of Kings, Index No. 26693/94

3.       Peterman, Kenneth v. Ampal Realty Corporation